UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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HURON CONSULTING GROUP INC.

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550 West Van Buren Street

Chicago, IL 60607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 3, 2019

The Annual Meeting of Stockholders of Huron Consulting Group Inc. (the “Company”) will be held at the Company’s corporate headquarters located at 550 West Van Buren Street, Chicago, Illinois 60607 on May 3, 2019, at 11:00 a.m. Central Time, for the following purposes:

1	To elect to the board of directors the three persons nominated by the board of directors to serve as Class III Directors;
2	To approve an amendment to the Company’s Amended and Restated 2012 Omnibus Incentive Plan;
3	An advisory vote to approve the Company’s executive compensation;
4	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019; and
5	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 6, 2019 will be entitled to notice of and to vote at the meeting.

Stockholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy, which is solicited on behalf of the board of directors, and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time prior to the meeting, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

By Order of the Board of Directors

Diane E. Ratekin

Executive Vice President, General

Counsel and Corporate Secretary

Chicago, Illinois

March 22, 2019

Important Notice Regarding the Availability of

Proxy Materials for the Stockholder Meeting to be

Held on May 3, 2019

The Proxy Statement and Annual Report to Stockholders are

available at www.edocumentview.com/HURN

Letter from the Independent Directors of the Board

Dear Fellow Shareholders:

We are writing to you as the independent members of the Huron board of directors. As fellow shareholders, we are committed to working to ensure that Huron’s management compensation programs align with the long-term interests of the Company and our shareholders. At last year’s annual meeting, you made your feelings known to us through the Say on Pay approval vote and we want you to know we heard your feedback and have taken action. Last year’s Say on Pay vote received 40% support, after an average of 98.5% support since 2011. In response, last fall our chairs of the board and of the Compensation Committee, along with Huron’s CFO, solicited feedback from holders of over 70% of the Company’s outstanding shares and met in person or on the telephone with holders of 41% of the Company’s shares. This shareholder engagement took place after the annual meeting and the primary focus areas were the NEO compensation program and corporate governance. We sincerely thank those of you who provided your feedback.

As added context, in response to the significant changes in the demand for our services discussed below, the board and executives reviewed the Company strategy in 2017 and took a number of actions to improve our long-term revenue growth and EBITDA margins, while at the same time retaining and attracting the best talent. In 2018, we implemented a new multi-year strategy and have begun to see important business performance improvements. Additionally in 2018, we carefully considered the feedback we received from our shareholders and made certain modifications to compensation programs to more clearly align long-term compensation for NEOs with our strategic plan and the interests of our shareholders. Given the transformational strategy currently underway, we believe that our revised compensation plan will be an effective way to reward management for creating long-term shareholder value.

Outlined below is what we heard from you and how we addressed it.

Long-Term Incentive

	What we heard		What we did
◆	You objected to the increase in our CEO’s long-term incentive target from 225% of base salary to 300% of base salary for 2017.	◆

In lieu of any base salary increases over the past four years, the Compensation Committee elected to place emphasis on long-term performance. In light of feedback, while still not increasing base salary for a fifth year, and maintaining the emphasis on long-term performance, aligned with the strategic actions described above, we have reduced the CEO LTI target back to 225% of salary for 2019.

◆	You did not support a portion of the long-term incentive plan being tied to one-year measurements.	◆	Beginning in 2018, the long-term incentive plan contains only aggregate three-year measurements. We kept this change in place for 2019.
◆

In 2018, we also added a measure of Revenue Growth (30% of the total award opportunity) to complement the Adjusted Diluted EPS measure (40% of the total award opportunity) to better reflect our growth strategy. We believe revenue growth is a significant driver of our market valuation. We kept this change in place for 2019.

Annual Incentive

	What we heard		What we did
◆ `	You wanted to see less emphasis on subjective strategic measures and to better understand how the performance on the strategic measures was assessed.	◆

For 2018, 30% of our NEOs’ target annual incentive opportunity was tied to strategic measures. The strategic measures contain 60% quantitative elements, resulting in only 12% of the annual incentive plan being determined by subjective measures. We have been more explicit in the CD&A section of this proxy about how we assessed performance in 2018 against the strategic measures.

◆

In addition, for 2019, we reduced the strategic measures portion of the annual incentive plan from 30% to 20%. Our strategic measures continue to contain 60% quantitative measures. These changes result in only 8% of the annual incentive plan being tied to subjective measures.

◆	You wanted to see more emphasis on organic revenue growth.	◆	Beginning in 2018, we replaced the revenue measure with organic revenue growth to appropriately emphasize our organic growth imperatives.
◆	Some of you wanted TSR to have an influence on payout.	◆	We capped the annual incentive award payout at target if total shareholder return is not positive during the year.

Corporate Governance

	What we heard		What we did
◆	You encouraged us to continue our refreshment process of our board of directors and, in particular, to reflect age and gender diversity.	◆

In February 2018, Mr. Sawyer joined our board. As the Company announced in July 2018, Mr. Edwards notified the board of directors of his intention to retire from the board at the expiration of his current term. In March 2019, Ms. Singh-Bushell was nominated to the board with her election to be voted upon at the 2019 Annual Meeting. More information regarding Mr. Sawyer and Ms. Singh-Bushell can be found in the board of directors section of this Proxy Statement. We remain committed to continuing our structured multi-year board refreshment process.

◆	You would like to see the stock ownership requirements for the CEO and non-employee directors be more in line with the Company’s peers.	◆	We increased the stock ownership requirements for the CEO and non-employee directors to 5X base salary or annual cash retainer, respectively.

More details concerning our compensation plans can be found in the CD&A section of this Proxy Statement. The board and management remain focused on generating superior shareholder returns through the realization of Huron’s long-term strategy. We are collectively focused on driving Huron to sustainable organic revenue growth while increasing margins and deploying capital strategically to strengthen Huron’s competitive position and maximize shareholder value. As a consulting firm, our people are our assets. We believe that Huron’s culture, which focuses on a strong mission and vision, and the Company’s values of humility, inclusion, intellectual curiosity, integrity, impact, collaboration and excellence, create an attractive environment for our people and our clients, and therefore provides the Company with a strong competitive advantage. Finally, while still early, we are seeing the results of our five-year strategy taking hold as the Company returned to organic revenue growth in 2018. This is also reflected in a stock price increase in excess of 25% during 2018.

Our Say on Pay Proposal is found in Proposal 3 of this Proxy Statement, and the board recommends that you vote ‘FOR’ this proposal. We also invite you to consider additional information on our compensation philosophy and decisions in the CD&A. We are confident that our programs are designed to pay for performance and are aligned with shareholder interests.

We are also requesting additional shares for our Long-Term Incentive Program. We annually grant a sizable portion of equity to our managing directors. An average of 76% of total equity granted in the last three years was awarded to our non-NEO managing directors. As a professional services firm, we recognize that our managing directors are critical to developing and maintaining client relationships, generating revenue and driving the overall success of Huron. We use stock as both a retention tool and an incentive to encourage behaviors that will benefit our shareholders and the Company. Approximately 50% of the annual bonus compensation of our Practice Leaders and client-facing managing directors consists of restricted stock that vests over four years and is awarded based on prior-year performance. We believe this element of our compensation aligns the interests of each of our businesses with the Company as a whole and importantly differentiates Huron’s compensation program from our competitors by aligning our managing directors with Huron’s long-term value creation. We ask that you vote in favor of Proposal 2.

Sincerely,

James D. Edwards	H. Eugene Lockhart	George E. Massaro
John McCartney	John S. Moody	Debra L. Zumwalt

i

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 3, 2019

This Proxy Statement is furnished in connection with the solicitation of proxies to be voted at the 2019 Annual Meeting of Stockholders of Huron Consulting Group Inc. (the “Company,” “Huron,” “we” or “us”). The 2019 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Friday, May 3, 2019 at 11:00 a.m. Central Time, at the Company’s corporate headquarters located at 550 West Van Buren Street, Chicago, Illinois 60607. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about March 22, 2019.

GENERAL INFORMATION ABOUT THE MEETING

QUORUM AND VOTING REQUIREMENTS

The Company has one class of common stock. Each share of common stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors. Only stockholders of record at the close of business on March 6, 2019 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the Record Date, there were 22,880,993 shares of common stock issued and outstanding.

The accompanying proxy is solicited from the holders of record of the common stock on behalf of the board of directors of the Company and is revocable at any time by giving written notice of revocation to the Secretary of the Company prior to the Annual Meeting or by executing and delivering a later-dated proxy by mail prior to the Annual Meeting. Furthermore, the stockholders of record who are present at the Annual Meeting may revoke their proxies and vote in person.

If your shares are held in a bank or brokerage account, you will receive proxy materials from your bank or broker, which will include a voting instruction form. If you would like to revoke voting instructions given to your bank or broker, you must follow its instructions. If you would like to attend the Annual Meeting and vote these shares in person, you must obtain a proxy from your bank or broker. You must request the proxy from your bank or broker; it will not automatically supply one to you.

All shares of the Company’s common stock represented by properly executed and unrevoked proxies will be voted by the proxies in accordance with the directions given therein. Where no instructions are indicated, properly executed proxies will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting.

A quorum, consisting of at least one-third of shares of common stock issued and outstanding, must be present at the meeting for any business to be conducted. Shares of common stock entitled to vote and represented by properly executed, returned and unrevoked proxies, including shares with respect to which votes are withheld, abstentions are cast or there are broker non-votes on some proposals but not others, will be considered present at the meeting for purposes of determining a quorum.

PROPOSAL 1

ELECTION OF DIRECTORS

BOARD OF DIRECTORS

The Company’s third amended and restated certificate of incorporation divides the Company’s board of directors into three classes, with each class being elected to a three-year term.

The board of directors has nominated John McCartney, James H. Roth and Ekta Singh-Bushell as Class III Directors to be voted upon at the 2019 Annual Meeting. H. Eugene Lockhart and George E. Massaro are Class I Directors serving terms ending at the 2020 Annual Meeting. John S. Moody, Hugh E. Sawyer and Debra Zumwalt are Class II Directors serving terms ending at the 2021 Annual Meeting. Mr. Edwards previously notified the board of directors of his intention to retire from the board as a Class III Director at the expiration of his current term, as the Company announced on July 27, 2018.

This Proxy Statement relates only to the solicitation of proxies from the stockholders with respect to the election of the three nominees as Class III Directors and the other matters described herein. The board of directors knows of no reason that Mr. McCartney, Mr. Roth and Ms. Singh-Bushell might be unavailable to serve as the Class III Directors, and each has expressed an intention to serve, if elected. If Mr. McCartney, Mr. Roth or Ms. Singh-Bushell is unable to serve, the shares represented by all valid proxies will be voted “FOR” the election of such substitute nominee as the board of directors may recommend. There are no arrangements or understandings between any of the persons nominated to be a Class III Director and any other person pursuant to which any of such nominees was selected.

The election of a director requires the affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the Annual Meeting that are voted, provided that a quorum is represented at the meeting. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Therefore, abstentions and “broker non-votes” will have no impact on the election of directors. Properly executed proxies submitted pursuant to this solicitation will be voted “FOR” the election of Mr. McCartney, Mr. Roth and Ms. Singh-Bushell as Class III Directors, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MR. MCCARTNEY, MR. ROTH AND MS. SINGH-BUSHELL AS CLASS III DIRECTORS.

ABOUT THE BOARD

		Class and Year in Which Term Expires		Committees
Name	Principal Occupation		Independent	A	C	N&CG
John McCartney Age 66, Director since 2004	Non-executive Chairman, Huron Consulting Group Inc.	Class III 2019	🌑	🌑
James H. Roth Age 61, Director since 2009	Chief Executive Officer of Huron Consulting Group Inc. and Huron Consulting Services LLC, our principal operating subsidiary	Class III 2019
Ekta Singh-Bushell Age 47, Nominee for Director	Strategic adviser to DecisionGPS, LLC	Class III 2019	🌑
Not Standing for Election
H. Eugene Lockhart Age 69, Director since 2006	Chairman and Managing Partner of MissionOG LLC	Class I 2020	🌑	🌑c	🌑
George E. Massaro Age 71, Director since 2004	Vice Chairman, Huron Consulting Group Inc.	Class I 2020	🌑			🌑
John S. Moody Age 70, Director since 2005	Chief Executive Officer, Parkside Capital	Class II 2021	🌑	🌑	🌑
Hugh E. Sawyer Age 64, Director since 2018	President and Chief Executive Officer, Regis Corporation	Class II 2021
Debra Zumwalt Age 63, Director since 2014	Vice President and General Counsel, Stanford University	Class II 2021	🌑		🌑c	🌑
Retiring at the Annual Meeting
James D. Edwards Age 75, Director since 2004	Retired Managing Partner—Global Markets at Arthur Andersen LLP	Class III 2019	🌑			🌑c

A – Audit Committee C – Chairman
C – Compensation Committee
N&CG – Nominating and Corporate Governance Committee

The below table summarizes the core competencies that our directors bring to the board. More detailed information on each of the director’s experience, qualifications, attributes and skills is more thoroughly described in the biographies following this table.

Presented below is information regarding the directors of the Company.

NOMINEES TO BOARD OF DIRECTORS

John McCartney Director since October 2004 Non-executive Chairman of the Board (May 2010) Audit Committee (Member)

Professional Experience

Mr. McCartney joined the executive management team of US Robotics in March 1984 as Vice President and Chief Financial Officer. At US Robotics, he served in various executive capacities, including as Executive Vice President, International, until serving as President and Chief Operating Officer from January 1996 until its merger with 3Com Corporation in June 1997. From June 1997 to March 1998, Mr. McCartney held the position of President of 3Com Corporation’s Client Access Unit.

Board Service

Mr. McCartney was appointed a non-executive director of Datatec Limited, a public networking technology and services company, in July 2007, and currently serves as Chairman of the remuneration committee and as a member of the nominating committee. He previously served as Vice Chairman of the board of directors of Datatec from October 1998 until May 2004. Mr. McCartney has also served on the board of Transco, Inc., a Chicago-based company that provides solutions to customers in the railroad, electric utility, process and manufacturing industries, since August 2011. From March 2011 until September 2013, Mr. McCartney served as Chairman of the board of Westcon Group, Inc., a specialty distributor of networking and communications equipment, whose board he joined in August 1998 and for which he previously served as Chairman from January 2001 until March 2009, and where he continued to serve as a director and member of the compensation committee until September 2017. Mr. McCartney served on the board of Rice Energy Inc., an independent natural gas and oil company, from March 2015 until the company was sold in November 2017. Beginning in May 2009, he served on the board of Covance Inc., a drug development services company, until February 2015 when the company was sold. Mr. McCartney also served as Chairman of the board of directors of A.M. Castle & Co., a global distributor of specialty metal and plastic products, from January 2007 until April 2010. He served on that board from 1998 until March 2015. In addition, Mr. McCartney served as Chairman of the board of trustees of Davidson College from 2004 to 2008.

Education

Mr. McCartney received a B.A. in Philosophy from Davidson College and an M.B.A. from The Wharton School of the University of Pennsylvania.

Individual Contributions

Mr. McCartney has served as chairman and vice chairman of the boards of a number of public and private organizations, including companies with a focus on healthcare and drug development and an institution of higher education. Mr. McCartney, a former Certified Public Accountant, brings to the Huron board, and the audit committee in particular, his prior experience as chief financial officer and chief operating officer of a public company, which has enabled him to contribute to Huron’s development into a prominent consultancy. Mr. McCartney is based in Chicago, the location of Huron’s principal business offices.

James H. Roth Director since November 2009 Chief Executive Officer of Huron Consulting Group Inc. and Huron Consulting Services LLC (July 2009)

Professional Experience

As a founding member of Huron, Mr. Roth guided and grew Huron’s Higher Education consulting practice to a position of preeminence in the industry. He has more than 35 years of consulting experience working with many of the premier research universities and academic medical centers. Under his leadership as CEO, Huron has been named by Forbes as one of the Best Management Consulting Firms in 2016, 2017, and 2018 and one of America’s Best Employers in 2015 and 2016, by Consulting magazine as one of the Best Firms to Work For from 2011 through 2018, and, for ten years in a row, Huron’s Healthcare practice was ranked in the top five of Modern Healthcare’s list of Largest Healthcare Management Consulting Firms. He served as President of Huron from March 2011 to February 2019. He also served as Vice President, Health and Education Consulting for the Company from January 2007 until July 2009. Since Huron’s inception in 2002, until he became CEO, Mr. Roth was a managing director and practice leader of the Company’s Higher Education consulting practice, which he grew into one of our largest organically grown practices within the firm.

Board Service

In November 2014, Mr. Roth was appointed to the board of Shorelight Holdings LLC, a U.S.-based company focused on partnering with leading nonprofit universities to increase access and retention of international students and boost institutional growth. In November 2014, Mr. Roth was also appointed to the board of Keypath Education Holdings, LLC, a leading provider of comprehensive marketing and enrollment management services to colleges and universities. Previously, from March 2013 until April 2015, he served on the board of Aviv REIT, a self-administered real estate investment trust specializing in skilled nursing facilities.

Education

Mr. Roth received a B.A. in Political Science and Economics from Vanderbilt University and an M.B.A. from Southern Methodist University.

Individual Contributions

Through his distinguished career as both an officer and consultant at Huron, Mr. Roth brings to the board his hands-on perspective of the strategy and operations of institutions of higher education and academic medical centers, including their research facilities. Twice named by Consulting magazine as one of the Top 25 Most Influential Consultants, Mr. Roth contributes to the board a unique understanding of the Huron organization, the consulting business, and the businesses of our clients.

Ekta Singh-Bushell Nominee for Director

Professional Experience

Ms. Singh-Bushell was the Chief Operating Officer, Executive Office at the Federal Reserve Bank of New York from 2016-2017. Prior to that, she spent over 17 years at Ernst & Young (“EY”), where she served in various leadership roles, including Global Coordinating Partner, Americas Innovation & Digital Strategy Leader, Global/Americas Tech Ops Executive, Global Information Security Officer and Northeast Advisory People Leader. During her tenure at EY she led transformations of companies across multiple industries through technological and digital change. Cranfield University nominated her to the 2017 Female FTSE Index: 100 Women to Watch, and in 2013, the Council of Urban Professionals recognized her contributions with a Catalyst Change Agent award.

Board Service

Ms. Singh-Bushell currently serves on the board of directors and as a member of the audit, remuneration and nominating and governance committees of Net 1 UEPS Technologies, Inc., and since 2018 has served on the board of directors and as a member of the audit and nominating and governance committees of DSW Inc. Ms. Singh-Bushell has also served as the lead independent director of Datatec Limited since 2018. Since 2017, Ms. Singh-Bushell has served on the board of directors, audit & risk and nominating & governance committees of TTEC Holdings, Inc. Since 2015, Ms. Singh-Bushell has served as a strategic board adviser to DecisionGPS, LLC. From 2004-2014, Ms. Singh-Bushell served on the board of directors of the Asian American Federation and as the treasurer and audit committee chair.

Education

Ms. Singh-Bushell has a Masters in Electrical Engineering & Computer Science from the University of California, Berkeley and a Bachelors of Engineering from the University of Poona, India. Ms. Singh-Bushell is a licensed Certified Public Accountant and holds advanced international certifications in governance, information systems security, and audit.

Individual Contributions

Ms. Singh-Bushell’s extensive experience managing and leading a global professional services firm, advising senior executives around the globe and serving on public company boards from various industries, coupled with her knowledge of technology, finance, and cybersecurity, enables her to bring a broad range of capabilities to the Huron board. She also offers a unique perspective through her diverse global management expertise, age, gender diversity and proven track record working on transformations in the digital and technology space.

DIRECTORS NOT STANDING FOR ELECTION

H. Eugene Lockhart Director since December 2006 Audit Committee (Chair) Compensation Committee (Member)

Professional Experience

Since October 2014, Mr. Lockhart has been the founder, Chairman and Managing Partner of MissionOG LLC, a venture capital firm with significant operational and investment experience across the financial services and payments industries. He also served as Special Adviser at General Atlantic LLC, a leading global growth investment firm, from 2012 to 2019. From 2002 until 2012, Mr. Lockhart was a venture partner at Oak Investment Partners, a venture capital firm. Through these investment firms, Mr. Lockhart has been actively involved in overseeing the management of high growth private companies, including NetSpend, Argus Information, Metro Bank PLC, CLIP, DemystData, Factor Trust, Avant, BillDesk, and others. Prior leadership positions include President of Global Retail Bank at Bank of America, President and Chief Executive Officer of MasterCard International, and CEO of Midland Bank plc.

Board Service

Mr. Lockhart was appointed to the board of Metro Bank PLC, a public retail bank operating in the U.K., in March 2011, where he presently serves as the Chair of the risk and audit committee. He served on the board of Aaron’s, Inc., a lease-to-own retailer of furnishings, electronics and appliances, from August 2014 until May 2016. He previously served as a director and audit committee chairman of RadioShack Corporation, a retail seller of consumer electronic goods and services, until March 2015. He served on the board of Asset Acceptance Capital Corp., a purchaser of accounts receivable portfolios, until its June 2013 merger with Encore Capital Group, Inc., and also served on the board of IMS Health Incorporated, a global provider of information solutions to the pharmaceutical and healthcare industries, until February 2010. Mr. Lockhart served on numerous philanthropic boards, including serving in the past as the Chair of the Thomas Jefferson Foundation (Monticello) and the Chairman of the Darden School Foundation at the University of Virginia. He is currently serving as the Chairman of Academic Affairs for the State Council of Higher Education of Virginia.

Education

Mr. Lockhart received a B.S. in Mechanical Engineering from the University of Virginia and an M.B.A. from The Darden Graduate School of Business at the University of Virginia. In addition, Mr. Lockhart is a Certified Public Accountant, licensed in the Commonwealth of Virginia.

Individual Contributions

Mr. Lockhart brings to Huron’s board his considerable experience overseeing and growing companies in which he represents venture capital investors, his experience as chief executive officer of leading corporations, and his service on the boards of companies and foundations in such fields as healthcare, education, pharmaceuticals, and financial services. In addition, as a former executive and chairman of some of the most visible companies in the world, Mr. Lockhart contributes to Huron a broad array of contacts.

George E. Massaro Director since May 2004 Nominating and Corporate Governance Committee (Member)

Professional Experience

Mr. Massaro has served as Vice Chairman of Huron’s board since May 2010, and had previously served in the role from March 2005 until July 2009. In the interim, he had served as Non-executive Chairman of Huron’s board during a period of transition. Mr. Massaro joined the Company in August 2002 as a managing director, served as Chief Operating Officer from June 2003 until March 2005, and ceased his employment with Huron in February 2009. Prior to joining Huron, Mr. Massaro served as the Managing Partner of Arthur Andersen LLP’s 1,200-person New England practice from 1998 to 2002 and Managing Partner of the Boston office from 1995 to 1998. Mr. Massaro has served clients in the financial services and high-technology industries.

Board Service

Mr. Massaro has served as a director of Charles River Laboratories, a public provider of research products and preclinical services for the biomedical community, since 2003, and currently serves as Chairman of the audit committee. Mr. Massaro served as a member of the board of trustees of Mount Auburn Hospital in Cambridge until December 2017. He served as a member of the finance committee of the Archdiocese of Boston until December 2017. Mr. Massaro also served on the board of directors of Eastern Bank Corporation, an independent mutual bank holding company in New England, from February 2003 until December 2017.

Education

Mr. Massaro received a B.A. in Accounting and Finance from Bentley College and an M.B.A. from Babson College.

Individual Contributions

Mr. Massaro contributes to the Huron board his unique understanding of our business and history, gained not only through his prior service as our Chief Operating Officer, but also through his leadership of a Huron practice. Mr. Massaro’s many years of experience in public accounting, management of a professional services practice, and service on the boards of healthcare and pharma-centered institutions, have enabled him to provide invaluable business insights along with contacts in the business community.

John S. Moody Director since November 2005 Audit Committee (Member) Compensation Committee (Member)

Professional Experience

Since January 2014, Mr. Moody has been Chief Executive Officer of Parkside Capital, formerly known as ProTerra Realty, a fund manager investing in real estate in Houston, Texas. He had previously served as President of Parkside Capital since January 2007. From 2004 until October 2005, Mr. Moody served as President and Chief Executive Officer of HRO Asset Management, LLC, a real estate advisory business. From 2001 to 2004, Mr. Moody served as President of Marsh & McLennan Real Estate Advisors, Inc., a business that directed the execution of real estate projects and transactions for Marsh & McLennan. From 1995 to 2000, Mr. Moody was President and Chief Executive Officer of Cornerstone Properties, Inc., a REIT that acquired, developed and operated large-scale Class A office buildings in major markets throughout the United States which later merged into Equity Office Properties Trust.

Board Service

In November 2015, Mr. Moody was appointed Chairman of the board of Four Corners Property Trust, Inc., a public real estate investment trust, where he also serves as Chairman of the compensation committee. Mr. Moody joined the board of Hines Global REIT, a privately owned real estate investment, development and management company, in June 2009. He joined the board of directors of Potlatch Corp., a public real estate investment trust, in September 2006, and in January 2009, he assumed the role of Vice Chairman. Subsequent to a merger, Potlatch Corp. is now known as PotlatchDeltic Corporation and Mr. Moody is the lead director. From 2001 to 2005, Mr. Moody served on the boards of directors of three publicly held REITs: Keystone Property Trust, CRIIMI MAE, Inc., and Equity Office Properties Trust.

Education

Mr. Moody received a B.A. in History from Stanford University and a J.D. with honors from The University of Texas School of Law.

Individual Contributions

Mr. Moody has served in executive officer roles in several real estate related businesses where he was responsible for the management of multi-billions of dollars in assets, and has also served as the managing partner of a full service commercial law firm. In addition, Mr. Moody has served on a number of boards of directors, including as chairman and vice chairman of companies organized as real estate investment trusts and advisory firms. As such, Mr. Moody contributes a wealth of legal and financial expertise to the Huron board.

Hugh E. Sawyer Director since February 2018

Professional Experience

Since April 2017, Mr. Sawyer has served as the President and Chief Executive Officer of Regis Corporation, a corporation that owns, franchises and operates beauty salons worldwide. Mr. Sawyer previously served as a managing director at Huron, beginning in January 2010, and led the Operational Improvement Service Line for Huron’s Business Advisory Practice. He has more than 35 years of experience leading operational improvements, turnarounds, mergers and acquisitions and strategic transformations for both public and private companies across a diverse group of industries. While at Huron, he served as Interim President and CEO of JHT Holdings, Inc., a provider of specialized transportation and logistics services, from January 2010 to March 2012; as the Chief Administrative Officer of Fisker Automotive Inc. (now known as Fisker Inc.), a manufacturer of hybrid electric vehicles, from January 2013 to March 2013; as Chief Restructuring Officer of Fisker Automotive from March 2013 to October 2013; and as Interim President of Euramax International, Inc., a global manufacturer of building products, from February 2014 to August 2015. Including Regis, he has served as the president or chief executive officer of nine companies, including Wells Fargo Armored Service Corporation, The Cunningham Group, Inc., National Linen Service, Inc., Aegis Communications Group, Inc., Allied Holdings, Inc., and Legendary Holdings, Inc.

Board Service

Mr. Sawyer served on the boards of numerous companies, including JHT Holdings, Inc. from March 2012 to June 2018, Energy Future Competitive Holdings Company LLC and its subsidiary, Texas Competitive Electric Holdings Company LLC, from October 2013 to October 2016, and Edison Mission Energy (EME) from July 2012 to April 2014. He also served on the board of managing trustees of the EME Reorganization Trust from April 2014 until December 2016.

Education

Mr. Sawyer received a B.A. in English with honors from the University of Florida.

Individual Contributions

Mr. Sawyer has a history of providing transformational leadership and support to companies in a broad range of industries, including consumer car rental, consumer retail, utilities, building materials, healthcare, transportation and logistics, equipment rental, security and guard services, graphic arts and printing, industrial laundry, CRM solutions and telecommunications, automotive OEM, automotive supply, commercial nursery operations, marine retail, real estate development, and resort and hotel operations. Mr. Sawyer also has an extensive governance background as a board member for businesses with sophisticated constituents facing complex circumstances, and has brought this experience with him to the board.

Debra Zumwalt Director since October 2014 Compensation Committee (Chair) Nominating and Corporate Governance Committee (Member)

Professional Experience

Since 2001, Ms. Zumwalt has been the Vice President and General Counsel of Stanford University and is in charge of the legal services provided to the University and its two affiliated hospitals with combined annual revenues of over $9 billion. Ms. Zumwalt is a member of the University Cabinet and provides governance, legal and strategic advice to the boards of the University, Stanford Health Care, Lucile Packard Children’s Hospital at Stanford and Stanford Management Company, which manages over $24 billion in assets. Ms. Zumwalt is also a member of the board of overseers for SLAC National Accelerator Laboratory at Stanford, and a director of SUMIT Holding International, LLC and SUMIT Insurance Company Ltd., a holding company and captive insurance company providing insurance coverage for the Stanford hospitals and physicians. From 1993 to 2001, Ms. Zumwalt was a partner at Pillsbury Winthrop LLP, where she specialized in complex civil litigation and higher education law, and for whom she served as managing partner of the Silicon Valley office and a member of the firm’s governing board. Previously, from 1987 to 1993, Ms. Zumwalt was Senior University Counsel at Stanford, responsible for advising and representing the University in connection with congressional hearings, criminal and civil investigations, negotiations and litigation matters. Prior to joining Stanford in 1987, Ms. Zumwalt worked as litigation counsel for Chevron Chemical Company and as a litigation associate for Pillsbury Winthrop LLP in San Francisco.

Board Service

Ms. Zumwalt is currently a director of Exponent, Inc., a public engineering and scientific consulting company. She is also on the boards of the American University of Afghanistan and the Academy of Art University and has served on other nonprofit boards in education and legal services.

Education

Ms. Zumwalt received a B.S. in Political Science from Arizona State University and a J.D. from Stanford Law School.

Individual Contributions

Given the many roles she serves in connection with her position as chief legal officer of a university with two affiliated hospitals, Ms. Zumwalt is uniquely qualified to share with the Huron board her experience with navigating the challenges faced by both higher education and healthcare organizations. Ms. Zumwalt also contributes to the Huron board a perspective on the law and governance through her background as a former partner of a well-renowned law firm and bar association president and her current roles as director on corporate and academic boards.

EXECUTIVE OFFICERS

The Company’s executive officers are as follows:

Name	Age	Position
James H. Roth	61	Chief Executive Officer and Director[1]
C. Mark Hussey	58	President and Chief Operating Officer
John D. Kelly	43	Executive Vice President, Chief Financial Officer and Treasurer
Diane E. Ratekin	62	Executive Vice President, General Counsel and Corporate Secretary

James H. Roth’s biographical information is provided above under the caption “Nominees to Board of Directors.”

C. Mark Hussey was appointed President of Huron in February 2019 and was appointed Chief Operating Officer of Huron in February 2014. He served as an Executive Vice President from July 2011 until February 2019. He had served as Chief Financial Officer from July 2011 until January 2017, and served as Huron’s Treasurer from July 2011 until February 2016. Prior to joining Huron, from 2002 to 2011, Mr. Hussey served as Chief Financial Officer at Crosscom National, LLC, a privately held professional IT services organization deploying and servicing in-store technology solutions for large, national retailers. In that role, he was responsible for all finance and administrative functions for the company. Prior to that, from 2000 until 2002, he served as Executive Vice President and Chief Financial Officer, North America, at Information Resources, Inc. During his career, Mr. Hussey has held senior finance, accounting and investor relations positions at entities such as EZLinks Golf, Inc., Dominick’s Finer Foods, Inc., and the Quaker Oats Company. Mr. Hussey received a B.S. in Accountancy from the University of Illinois, Urbana-Champaign and an M.B.A. in Finance from the University of Chicago Graduate School of Business. He is a Chartered Financial Analyst, Certified Management Accountant, and Certified Public Accountant (Illinois).

John D. Kelly was appointed Executive Vice President and Chief Financial Officer of Huron effective January 3, 2017. He has served as Huron’s Treasurer since February 2016. He had served as Chief Accounting Officer of Huron from February 2015 until January 2017, and had served as Corporate Vice President from November 2012 until his appointment as Executive Vice President. Previously, Mr. Kelly had served as Controller of Huron from November 2012 until February 2015, and prior to that served as Assistant Controller from October 2009. Mr. Kelly served as Huron’s Assistant Treasurer from February 2015 until February 2016. Prior to joining Huron’s Finance and Accounting department, Mr. Kelly was a Director in the Company’s Disputes and Investigations practice for three years, serving clients in the manufacturing and services industries. Before he joined the Company in December 2006, Mr. Kelly had held several positions within Deloitte & Touche’s Assurance and Advisory Services group, most recently as a Senior Manager. He received both a B.S. and M.S. in Accounting from the University of Notre Dame. Mr. Kelly is a Certified Public Accountant (Illinois).

Diane E. Ratekin was appointed Vice President and General Counsel of Huron in February 2011, and was named Executive Vice President in April 2011. She was appointed Corporate Secretary in December 2011. She had previously served as Huron’s Assistant Corporate Secretary since May 2009. Ms. Ratekin has been employed in Huron’s legal department since January 2005, and previously served as Deputy General Counsel. Prior to joining Huron, Ms. Ratekin was a partner in the Corporate Department of McGuireWoods LLP. Previously, she spent 17 years in the legal department of Deutsche Investment Management Americas Inc., formerly known as Zurich Scudder Investments, Inc. and Kemper Financial Services, Inc., where she was a Director and Team Leader of the Corporate and Investments Team. Before that, Ms. Ratekin was a litigator at Jenner & Block. She is a member of the American Bar Association. In July 2017, Ms. Ratekin was appointed to the Metropolitan Chicago Board of Directors of the American Heart Association. She received a B.A. in English and a J.D. from the University of Iowa.

DIRECTOR INDEPENDENCE

Our board of directors makes an annual determination regarding the independence of each of our directors. The board also makes this determination for new director nominees. The board of directors has determined that each of Messrs. Edwards, Lockhart, Massaro, McCartney, Moody, Ms. Zumwalt and Ms. Singh-Bushell is

1	Mr. Roth also served as President until February 2019.

“independent” as defined in the applicable listing standards of The NASDAQ Stock Market Inc. (“NASDAQ”). In making its determination, the board of directors considered the standards of independence set forth in the NASDAQ Corporate Governance Listing Standards and all relevant facts and circumstances to ascertain whether there was any relationship between a director or nominee and the Company that, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director or any material relationship with the Company (either directly, or as a partner, stockholder or officer of an organization that has a relationship with the Company). In determining that Ms. Zumwalt is independent, the board of directors conducted a thorough review of payments made by Stanford University, which employs Ms. Zumwalt, to the Company for consulting services provided by the Company. After taking into consideration that revenues from Stanford University comprised 0.14% of Huron’s revenues for the year 2018, 0.12% of Huron’s revenues for the year 2017 and 0.60% for the year 2016, the board of directors determined that this relationship would not interfere with Ms. Zumwalt’s exercise of independent judgment in carrying out her responsibilities as a director. Mr. Sawyer previously served as a managing director at Huron, beginning in January 2010, and led the Operational Improvement Service Line for Huron’s Business Advisory Practice until 2017, and, therefore, is not deemed independent.

BOARD COMPOSITION, LEADERSHIP STRUCTURE AND RISK OVERSIGHT

BOARD COMPOSITION

The Nominating and Corporate Governance Committee, in conjunction with the Chair and the full board, is actively evaluating the future composition of the board in light of the age, tenure and experience of its current members. This multi-year refresh process is intended to ensure that the board has the best mix of knowledge, skills and business acumen, derived from high quality professional experience, to evaluate and support the Company’s strategy going forward. The Nominating and Corporate Governance Committee believes that its current directors, several of whom have extensive experience leading and managing professional service businesses, provide significant insight into the Company and its operations and provide valuable contributions to the board. The Committee also recognizes the potential benefits of the fresh perspectives that highly qualified new directors might bring to the board.

The Nominating and Corporate Governance Committee will consider a variety of factors as it works to enhance the composition of the board, increase diversity, reduce average tenure and ensure structured and orderly board succession through a process of both board member additions and retirements. As a result, during the next several years, the board may occasionally expand or contract as the refresh process is executed. It is the expressed desire of the board that it continue to remain relatively small in number and composed principally of non-executive directors.

The Nominating and Corporate Governance Committee will consider as director candidates qualified individuals recommended by stockholders through the process described below and, although it has not done so in the past, may consider candidates identified by professional search firms.

BOARD LEADERSHIP

Huron formally separated the roles of chairman of the board and chief executive officer in 2010. Our Non-executive Chairman is John McCartney and our Chief Executive Officer is James H. Roth. As Non-executive Chairman, Mr. McCartney, in consultation with Mr. Roth, develops the agendas for board meetings, determines the appropriate scheduling for board meetings, assesses the quality, quantity and timeliness of information provided from management to the board, assists the Nominating and Corporate Governance Committee in monitoring and implementing our Corporate Governance Guidelines and otherwise takes steps to ensure that the board is acting in the long-term best interests of the Company. Mr. McCartney also chairs executive sessions of the board. In addition, George E. Massaro serves as Vice Chairman.

The board has determined that our current board leadership structure is appropriate for the Company, as it believes the separation of powers is beneficial for our organization.

RISK OVERSIGHT

One of the board’s responsibilities is to review the adequacy of the Company’s systems for compliance with all applicable laws and regulations, for safeguarding the Company’s assets and for managing the major risks it faces. The board executes its responsibility for risk management directly and through its committees in a variety of ways, including the following:

BOARD MEETINGS AND COMMITTEES

The board of directors conducts its business through meetings of the full board, actions taken by written consent in lieu of meetings, and by the actions of its committees. During 2018, the board of directors held nine meetings.

During 2018, each board member attended at least 75% of the aggregate number of board meetings and meetings of all the committees on which the director served. Although the Company does not have a formal policy regarding director attendance at our annual meetings, we encourage directors to attend. All of the directors attended the 2018 Annual Meeting of Stockholders.

The board of directors operates in part through its three committees: Audit, Compensation, and Nominating and Corporate Governance. All committee members are “independent” as defined in the applicable listing standards of NASDAQ. In addition, all Compensation Committee members are “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”) and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). All Audit Committee members meet the criteria for independence set forth in SEC Rule 10A-3(b)(1). A detailed discussion of each committee’s mission, composition and responsibilities is contained within the committee charters available in the Investor Relations section of the Company’s web site at www.huronconsultinggroup.com.

Audit Committee

The Audit Committee responsibilities include overseeing our accounting and financial reporting processes, the audits of our financial statements, and the Company’s internal controls over financial reporting. The Audit Committee is also responsible for the appointment, compensation, retention, oversight and evaluation of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing audit, review or attest services for us. As such, the Audit Committee approves audit and permitted non-audit services and applicable fees. The Audit Committee met seven times in 2018. The members of the Audit Committee are Messrs. Lockhart (Chair), McCartney and Moody. The board of directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. The board of directors has also determined that each of Messrs. Lockhart, McCartney and Moody is an “audit committee financial expert,” as defined by the applicable securities regulations, and that each member of the Audit Committee satisfies the applicable NASDAQ listing standards for audit committee membership.

The Report of the Audit Committee for the fiscal year ended December 31, 2018 appears below under the caption “PROPOSAL 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM—Report of the Audit Committee.”

Compensation Committee

Pursuant to its charter, the Compensation Committee responsibilities include overseeing our compensation and benefit plans, including all compensation arrangements for executive officers and directors, each of which the Compensation Committee reviews annually and makes changes as it deems appropriate. The Compensation Committee met seven times in 2018. The members of the Compensation Committee are Ms. Zumwalt (Chair), Mr. Lockhart and Mr. Moody.

Management assists the Compensation Committee in the performance of its duties as described in more detail below under “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Role of Management.” In addition, during 2018, the CEO participated in all of the Compensation Committee’s meetings and in all of the executive sessions, except for those in which the Compensation Committee considered the CEO’s performance, compensation and incentives. The Committee engaged the firm of Pay Governance LLC as its outside compensation advisor to assist the Committee in the execution of its charter. The support provided by the advisor is described in more detail below under “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Role of Compensation Advisor.” The Report of the Compensation Committee on Executive Compensation appears below under the caption “EXECUTIVE COMPENSATION—Compensation Committee Report.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee responsibilities include identifying and recommending to the board of directors appropriate director nominee candidates and providing oversight with respect to corporate governance matters. The Nominating and Corporate Governance Committee met four times in 2018.

The members of the Nominating and Corporate Governance Committee are Mr. Edwards (Chair), Mr. Massaro and Ms. Zumwalt. As noted above, Mr. Edwards is retiring from the board at the end of his current term.

Directors may be nominated by the board of directors or by stockholders in accordance with the bylaws of the Company. The Nominating and Corporate Governance Committee will review all candidates for nomination to the board of directors, including those proposed by stockholders as provided below. The Nominating and Corporate Governance Committee reviews the person’s judgment, experience, independence, understanding of the Company’s business or other related industries, and such other factors as the Nominating and Corporate Governance Committee determines are relevant in light of the needs of the board of directors and the Company. The Nominating and Corporate Governance Committee selects qualified candidates and reviews its recommendations with the board of directors, which will decide whether to invite the candidate to be a nominee for election to the board of directors.

If the Nominating and Corporate Governance Committee receives a nominee recommendation in accordance with the rules of the SEC from a stockholder or group of stockholders that has beneficially owned more than 5% of the Company’s voting common stock for at least one year as of the date of the recommendation, the name of the candidate, the name(s) of the stockholder(s) who recommended the candidate, and whether the Nominating and Corporate Governance Committee chose to nominate the candidate will be disclosed in the proxy statement, if the consent of both the stockholder and the candidate has been received.

For a stockholder to submit a candidate for consideration by the Nominating and Corporate Governance Committee, a stockholder must notify the Company’s Corporate Secretary. In addition, the Company’s bylaws permit stockholders to nominate directors at a stockholders’ meeting. To make a director nomination at the annual meeting, a stockholder must notify the Company’s Corporate Secretary within the time periods specified under “SUBMISSION OF STOCKHOLDER PROPOSALS” below. Notices should be sent to: Corporate Secretary, Huron Consulting Group Inc., 550 West Van Buren Street, 17th Floor, Chicago, Illinois 60607, or corporatesecretary@huronconsultinggroup.com. In either case, the notice must meet all of the requirements contained in the bylaws.

DIVERSITY OF BOARD SKILLS AND EXPERIENCE

Huron does not have a formal policy on board member diversity. The Nominating and Corporate Governance Committee, in discussing board composition, has focused on diversity of experience in relation to the development of the business, and believes it should reflect over time a diversity of gender, race, ethnicity and age, although the Committee follows no strict criteria when making decisions. In addition to the considerations mentioned above under the “Nominating and Corporate Governance Committee” section, the Nominating and Corporate Governance Committee seeks candidates with prior management experience, experience on public company boards and in relevant industries.

DIRECTOR RESIGNATION POLICY

The Company’s Corporate Governance Guidelines provide that in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than “for” his or her election shall promptly tender his or her resignation to the board of directors following certification of the election results, subject to acceptance by the board of directors. For purposes of this policy, (i) an “uncontested” election is one in which the number of persons properly nominated for election as directors as of the date that is ten (10) days before the record date for determining stockholders entitled to notice of or to vote at such meeting is not greater than the number of directors to be elected, and (ii) broker non-votes will not be counted as either votes “withheld” from or “for” such person’s election.

The Nominating and Corporate Governance Committee shall make a recommendation to the board of directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The board of directors shall determine whether to accept or reject the tendered resignation, or whether other action should be taken, in its sole discretion, and publicly disclose its decision regarding the tendered resignation within ninety (90) days from the date of the certification of the election results. The Nominating and Corporate Governance Committee in making its recommendation and the board of directors in making its decision may each consider any factors or other information that they consider appropriate and relevant.

If any director’s resignation is not accepted by the board of directors, such director shall continue to serve until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal. If a director’s resignation is accepted by the board of directors pursuant to this policy, then the board of directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 2 of Article III of the bylaws of the Company or may decrease the size of the board of directors pursuant to Section 1 of Article III of the bylaws of the Company.

STOCKHOLDER COMMUNICATIONS POLICY

The Company’s board of directors has established a process for stockholders to send communications to the board of directors. Stockholders may communicate with any member of the board of directors, including the chairperson of any committee, an entire committee or the independent directors or all directors as a group, by sending written communications to:

Corporate Secretary

Huron Consulting Group Inc.

550 West Van Buren Street

17th Floor

Chicago, Illinois 60607

E-mail messages should be sent to corporatesecretary@huronconsultinggroup.com.

A stockholder must include his or her name and address in any such written or e-mail communication. The communication must indicate that the sender is a Company stockholder.

Each communication intended for the board of directors and received by the Corporate Secretary that is related to the operation of the Company and is not otherwise commercial in nature will be forwarded to the specified party following its clearance through normal security procedures. If the communication is mailed as personal, it will not be opened, but rather will be forwarded unopened to the intended recipient.

COMPENSATION OF DIRECTORS

The Huron non-employee director compensation program is designed to enhance our ability to attract and retain highly qualified directors and to align their interests with the long-term interests of our stockholders. The program consists of both a cash component, designed to compensate non-employee directors for their service on the board and its committees, and an equity component, designed to align the interests of non-employee directors and stockholders. Mr. Roth receives no compensation for his service on the board.

Effective as of July 1, 2016, the director compensation program is comprised of the following elements:

Compensation Element	Compensation
Annual cash retainer	Non-executive Chairman - $235,000 Vice Chairman - $85,000 Other non-employee directors - $60,000
Annual restricted stock grant	$170,000 in the form of restricted stock (1)
Initial grant to a new non-employee director	Restricted stock grant equal to $200,000 (2)
Annual committee chairperson retainer	Audit - $15,000 Compensation - $15,000 Nominating and Corporate Governance - $10,000
Board and committee meeting fee	$1,000 per meeting (3) (4)
Stock ownership requirement	Non-employee directors are expected to own Huron stock equal to five times the annual cash retainer. (5)

(1)

Granted on the date of the Company’s annual meeting and priced based upon the closing stock price on the date of grant which vests ratably over 12 quarters. If a new non-employee director joins the board after the Company’s annual meeting, the award is prorated as follows:

•	If the new director joins within six months of the Company’s annual meeting, the director will receive half of the annual grant.
•	If the new director joins over six months after the Company’s annual meeting, no grant will be made.

(2)	Will vest ratably over 12 quarters.

(3)	The Chairman of the board does not receive board or committee meeting fees.

(4)	All directors are reimbursed for out-of-pocket expenses for attending board and committee meetings.

(5)	In 2018 we increased the stock ownership requirement for non-employee directors to five times the annual cash retainer.

Directors are eligible to participate in our deferred compensation plan, which is described under the caption “EXECUTIVE COMPENSATION—2018 Nonqualified Deferred Compensation.” One director has participated since 2013, and a second director elected to participate beginning in 2015.

DIRECTOR COMPENSATION TABLE

The following table summarizes the fees paid and the aggregate grant date fair value of shares granted to each of the non-employee directors in 2018. Directors who are also officers or employees of the Company receive no compensation for duties performed as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Change in Pension Value and Nonqualified Compensation Earnings ($)(2)	Total ($)
James D. Edwards (3)	84,000	169,986	—	253,986
H. Eugene Lockhart (3)	100,000	169,986	—	269,986
George E. Massaro (3)	99,000	169,986	—	268,986
John McCartney (3)(4)	235,000	169,986	0	404,986
John S. Moody (3)	85,000	169,986	—	254,986
Hugh E. Sawyer (5)	60,667	369,995	—	430,662
Debra Zumwalt (3)	96,000	169,986	0	265,986

(1)

This column represents the aggregate grant date fair value of shares granted to our directors in 2018. Grant date fair value is based on the closing price of Huron stock on the day of grant. Each of these grants vests ratably over the 12 calendar quarters following the grant.

(2)

The amount in this column represents investment gains in the deferred compensation plan. Huron does not offer a pension plan. The amount shown above represents that portion of the account earnings that exceeded the SEC benchmark “market” rate equal to 120% of the long-term applicable federal rate (based on the average rate for 2018 of 3.58%). For 2018, the actual earnings (losses) for Mr. McCartney and Ms. Zumwalt were ($52,133) and ($29,350), respectively.

(3)	At December 31, 2018, each of Messrs. Edwards, Lockhart, Massaro, McCartney, Moody and Ms. Zumwalt held 6,513 shares of restricted common stock.
(4)	Mr. McCartney has access to office space at the Company’s principal business offices in Chicago. The Company does not incur any incremental costs in connection with the provision of this office space.
(5)

Hugh E. Sawyer was appointed to the board in February 2018. The amount reported in the stock awards column for Mr. Sawyer includes the aggregate grant date fair value of the new director restricted stock award granted to Mr. Sawyer upon his appointment to the board. At December 31, 2018, Mr. Sawyer held 8,357 shares of restricted common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the 1934 Act, the Company’s directors, executive officers and persons who beneficially own 10% or more of our common stock (the “Section 16 Reporting Persons”) are required to report their initial ownership of common stock and subsequent changes in that ownership to the SEC. Section 16 Reporting Persons are required to furnish the Company with copies of all Section 16(a) forms that they file. Based upon our review of forms filed by the Section 16 Reporting Persons pursuant to the 1934 Act, we have not identified any late filings in 2018.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date, certain information regarding the beneficial ownership of our common stock by:

•	each person known by us to beneficially own 5% or more of our common stock;
•	each of our named executive officers;
•	each member of our board of directors; and
•	all directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the Securities and Exchange Commission (the “SEC”) and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security and includes options that are currently exercisable or exercisable within 60 days. Each director, officer or 5% or more stockholder, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.

	Beneficial Ownership
Name of beneficial owner (1)	Shares	%
Beneficial owners of 5% or more:
Wellington Management Group LLP (2)	2,804,241	12.43
The Vanguard Group, Inc. (3)	2,008,049	8.90
BlackRock, Inc. (4)	1,551,486	6.90
Van Berkom & Associates Inc. (5)	1,514,432	6.71
Boston Partners (6)	1,440,764	6.39
Dimensional Fund Advisors LP (7)	1,413,093	6.27
Directors and Executive Officers:
James D. Edwards (8)	23,636	*
C. Mark Hussey (9)	99,572	*
John D. Kelly (10)	12,546	*
H. Eugene Lockhart (11)	26,596	*
George E. Massaro (12)	19,856	*
John McCartney (13)	62,075	*
John S. Moody (14)	20,831	*
Diane E. Ratekin (15)	41,274	*
James H. Roth (16)	314,821	1.38
Hugh E. Sawyer (17)	17,327	*
Debra Zumwalt (18)	15,329	*
All directors and executive officers as a group (11 persons) (19)	653,863	2.86

*	Indicates less than 1% ownership.

(1)

The principal address for each of the stockholders, other than Wellington Management Group LLP, The Vanguard Group, Inc., BlackRock, Inc., Van Berkom & Associates Inc., Boston Partners, and Dimensional Fund Advisors LP, listed below, is c/o Huron Consulting Group Inc., 550 West Van Buren Street, Chicago, Illinois 60607.

(2)

The principal address of Wellington Management Group LLP is 280 Congress Street, Boston, Massachusetts 02210. The shares are owned by Wellington Management Group LLP and the following subsidiaries of Wellington Management Group LLP: Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP. Information regarding beneficial ownership of our common stock by Wellington Management Group LLP is included herein in reliance on a Schedule 13G/A filed with the SEC on February 12, 2019.

(3)

The principal address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The shares are owned by The Vanguard Group, Inc. and the following subsidiaries of The Vanguard Group, Inc.: Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. Information regarding beneficial ownership of our common stock by The Vanguard Group, Inc. is included herein in reliance on a Schedule 13G/A filed with the SEC on February 12, 2019.

(4)

The principal address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. The shares are owned by the following subsidiaries of BlackRock, Inc.: BlackRock (Netherlands) B.V., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock

Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd. and BlackRock Investment Management, LLC. Information regarding beneficial ownership of our common stock by BlackRock, Inc. is included herein in reliance on a Schedule 13G/A filed with the SEC on February 4, 2019.

(5)

The principal address of Van Berkom & Associates Inc. is 1130 Sherbrooke Street West, Suite 1005, Montreal, Quebec H3A 2MB. Information regarding beneficial ownership of our common stock by Van Berkom & Associates Inc. is included herein in reliance on a Schedule 13G filed with the SEC on February 11, 2019.

(6)

The principal address of Boston Partners is One Beacon Street, 30th Floor, Boston, Massachusetts 02108. Information regarding beneficial ownership of our common stock by Boston Partners is included herein in reliance on a Schedule 13G/A filed with the SEC on February 12, 2019.

(7)

The principal address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746. Information regarding beneficial ownership of our common stock by Dimensional Fund Advisors LP is included herein in reliance on a Schedule 13G/A filed with the SEC on February 8, 2019.

(8)	Includes 5,533 shares of restricted common stock.

(9)	Includes 15,647 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 47,538 shares of restricted common stock.

(10)	Includes 8,942 shares of restricted common stock.

(11)	Includes 5,533 shares of restricted common stock.

(12)	Includes 5,533 shares of restricted common stock.

(13)	Includes 5,533 shares of restricted common stock, as well as 1,259 shares held by a wholly-owned limited liability company of which Mr. McCartney is the sole owner.

(14)	Includes 5,533 shares of restricted common stock.

(15)	Includes 7,904 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 8,280 shares of restricted common stock.

(16)

Includes 120,746 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 43,934 shares of restricted common stock, as well as 3,855 shares held by a family limited liability company.

(17)	Includes 7,474 shares of restricted common stock.

(18)	Includes 5,533 shares of restricted common stock.

(19)

Includes an aggregate of 144,297 shares issuable upon exercise of options held by members of the group that are exercisable currently or within 60 days of the Record Date, as well as 149,366 shares of restricted common stock held by the Directors and Executive Officers listed above.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis provides information regarding the objectives and elements of our compensation program with respect to the compensation of persons who appear in the Summary Compensation Table (who we refer to collectively throughout this Proxy Statement as our “named executive officers” or “NEOs”).

SECTION 1 — EXECUTIVE SUMMARY

Huron is a global professional services firm committed to achieving sustainable results in partnership with our clients to drive transformative change in the healthcare, higher education, life sciences and commercial sectors. Through focus, passion and collaboration, Huron provides guidance to clients to develop strategies and implement solutions that enable the transformative change they need to own their future.

Named Executive Officers

Huron’s named executive officers are responsible for our Company-wide business operations and setting overall strategy of the organization. During 2018, Huron’s named executive officer team consisted of the following individuals:

•  Mr. Roth, Chief Executive Officer.[2]

•  Mr. Hussey, President and Chief Operating Officer.[3]

•  Mr. Kelly, Executive Vice President, Chief Financial Officer and Treasurer.

•  Ms. Ratekin, Executive Vice President, General Counsel and Corporate Secretary.

Business Strategy

Our business strategy is to be the premier transformation partner for our clients. Through our integrated capabilities in strategy, operations, and technology, we help organizations facing rapid and disruptive change. To ensure the success of our business strategy and our ability to deliver sustained value to our shareholders, Huron focuses on:

•  Enabling organizations to lead through transformational change by providing integrated offerings built on the strength of our industry knowledge.

•  Delivering high-value, quality services to our clients to support their comprehensive needs, from strategy development to execution.

•  Broadening and strengthening our capabilities to continue to best serve our clients while maintaining and growing our strong industry expertise.

•  Attracting, retaining, and motivating high caliber employees with diverse perspectives and experience levels, including subject matter and/or technical expertise.

•  Supplementing organic growth by successfully identifying, executing and integrating acquisitions that expand our current market offerings and deepen our industry expertise or broaden our capabilities to best serve our clients’ needs.

Compensation Strategy

Our compensation philosophy has three key elements:

•  Motivate and reward performance in the long-term best interests of shareholders.

•  Deliver competitive total compensation generally targeted at the median of our peer group (+/-15%).

•  Place a substantial portion of the compensation of our named executive officers at risk; actual payouts should vary based on the Company’s financial and operational performance. The performance measures that determine our incentive awards, as approved annually by the Compensation Committee, are directly aligned with our business strategy and drive shareholder value.

2	Mr. Roth also served as President until February 2019.
3	Mr. Hussey also served in the interim role of Healthcare Practice Leader during 2017 and 2018, and became President in February 2019.

Business Results

The Company’s financial and strategic performance determines the majority of our NEOs’ compensation.

2018 business results were as follows[4]:

•  In 2018, we began executing against our new, enterprise-wide strategy to drive sustainable organic growth and margin expansion over time. We also created a unified sense of purpose for our employees through a new vision, mission, set of values and brand positioning that align closely with our strategy.

•  We have evolved our strategic planning process and organizational governance model to accelerate our ability to execute and more aggressively strengthen our competitive position.

•  Net revenues were $795.1 million in 2018, compared to $732.6 million in the prior year, driven by 8% organic revenue growth.

•  As anticipated, Adjusted EBITDA decreased to $91.0 million in 2018, or 11.4% of revenues, compared to $104.6 million in 2017, or 14.3% of revenues. In 2016 and 2017, we experienced lower margins for two primary reasons. First, margins within our largest segment, Healthcare, declined as healthcare providers shifted away from buying large, comprehensive performance improvement engagements that typically involved multiple service lines and a higher mix of performance-based fees to smaller, more discrete engagements involving a single service line and a greater percentage of fixed fees at lower margin. Second, demand increased across all segments for our technology implementation offerings, which tend to have lower margins than other service offerings, resulting in a less favorable margin mix of services. As a result of these challenges, bonus funding for our employees was at a low level in 2017. In the fourth quarter of 2017, we began to see increased demand for our services, particularly in the Healthcare segment. Healthcare segment revenue increased more than 20% sequentially from the third to the fourth quarter of 2017 when we experienced record utilization of 84.5%. As the U.S. labor market strengthened, we concurrently saw increased competition for talent for our consultants. In the interest of driving shareholder value for the long term, the Committee made the decision to establish 2018 EBITDA targets for each business that would make full bonus payouts possible if these revised financial targets were achieved. This decision negatively affected 2018 EBITDA, but the Committee believes it was critical to the recruitment and retention of revenue-generating talent in a highly competitive market. The board believes the retention and recruitment of talent is essential to our ability to grow revenues and expand margins over time, which will drive increased shareholder value.

We believe that the strategic positioning we developed in 2017 and executed in 2018 is taking hold. We grew Company-wide revenues 8% organically for the full year 2018 and Healthcare segment revenues grew organically for the full year 2018, which is the first time this occurred since 2014. While there continues to be intense competition for talent, we believe we have been successful at retaining our revenue-generating professionals and creating an attractive platform to recruit new talent. We have also benefited from the use of equity to retain our managing directors. Based on our Revenue Growth and efficiency-focused initiatives at the practice level and the continued leveraging of our corporate SG&A expenses, the Company has planned for and guided to expanding margins in 2019 and the Compensation Committee has set the NEO compensation targets accordingly.

•  Adjusted Diluted EPS was $2.08 in 2018, compared to $2.15 in 2017, reflecting the Adjusted EBITDA headwinds described above, partially offset by a lower effective tax rate.

•  We also continued to align our corporate infrastructure with the evolving needs of our business to gain efficiencies and leverage our SG&A expense, lowering SG&A as a percentage of revenue by 220 basis points in 2018, compared to 2017.

4

In the discussion of the Company’s 2018 performance, the Compensation Committee discusses certain of Huron’s results of operations using non-GAAP financial measures, which are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 (the “2018 Annual Report on Form 10-K”), Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations under the subheading “Non-GAAP Measures.” These non-GAAP financial measures include adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted diluted EPS. EBITDA is defined as net income (loss) from continuing operations before interest, income tax expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted by adding back restructuring charges, other gains and losses, non-operating income and expense, and foreign currency transaction gains and losses. Adjusted EBITDA margin is adjusted EBITDA expressed as a percentage of net revenues. Adjusted diluted EPS is defined as diluted earnings (loss) per share from continuing operations adjusted by adding back the same items as adjusted EBITDA, in addition to amortization of intangible assets, non-cash interest on convertible notes, all on a tax effected basis, as well as tax expense related to the enactment of Tax Cuts and Jobs Act of 2017.

Impact of Results on NEO Compensation

Our compensation philosophy and incentive plan design strive to incentivize management by aligning their interests with those of our shareholders. In 2018, approximately 80% of total direct compensation for our Chief Executive Officer, and approximately 67% on average for our other NEOs, was performance-based and not guaranteed. The graphs below illustrate this performance-based mix of pay components.

In 2018, we were able to achieve a number of our annual incentive goals, including outperforming our Organic Revenue Growth goal. As a result, our NEOs earned 117% of their target annual incentive awards. However, our performance-based long-term incentive awards eligible to vest in 2018 were not earned, resulting in executives not realizing their full target equity award values. For 2018, our CEO’s actual pay was 63% of target and on average our NEOs’ actual pay was 73% of target.

Our executive compensation programs are designed to be aligned with shareholder value. This is reflected in a comparison of Mr. Roth’s target and realizable compensation. The graph below illustrates the target compensation opportunity provided to Mr. Roth from 2014-2018, the compensation he has earned, and the compensation he still has the potential to earn over this same period (LTI At-Risk). The realizable compensation values are compared with our TSR performance over the same period. Mr. Roth’s reduced target opportunity for 2019 is presented on the right side of the chart for additional context.

Realizable pay includes salary, actual annual incentive earned and equity incentives earned or remaining eligible to be earned, valued at the December 31, 2018 share price. The shortfall between realizable pay and target pay can be attributed to lack of achievement of annual or long-term incentive goals, which resulted in target opportunity being forfeited, and the decline in share price. For all completed and known vesting and performance periods as of December 31, 2018, Mr. Roth had earned 62% of his target opportunity. The At-Risk portion outstanding is purposefully tied to the achievement of our strategic objectives and requires achievement of rigorous Adjusted Diluted EPS and Revenue Growth goals in order to be earned, which demonstrates the challenging nature of the incentive goals set by the board.

5-Year CEO Pay ($000s)

(2014-2018)

(1)

Target Pay reflects the sum of the target compensation levels, including base salary, target annual incentive and the grant date fair value of equity provided in 2014, 2015, 2016, 2017, 2018 and projected for 2019.

(2)

Realizable Pay reflects the sum of actual base salary paid, actual annual incentive paid and the value of long-term incentive awards granted in 2014, 2015, 2016, 2017 and 2018. “Vested LTI” includes all time-based RSUs that were vested and the portion, if any, of performance-based RSUs that were vested as of 12/31/18. “LTI At-Risk” includes time-based and performance-based RSUs that were not vested as of 12/31/18, assumed at target. All equity is valued at the $51.31 2018 year-end share price. Specifically for the PSUs:

(a)	The performance-based awards granted in 2014 had two tranches. The 2014 tranche vested at 151% of target. The 2014-2016 tranche vested at 69% of target.

(b)	The performance-based awards granted in 2015 were forfeited.

(c)	The performance-based awards granted in 2016 had two tranches. The 2016 tranche vested at 55%. The second tranche was forfeited, resulting in a total payout of 25% of the target award value.

(d)	The 2017 tranche of the 2017-2019 performance-based award was forfeited.

(e)	The 2019 tranche of the 2017-2019 award is assumed forfeited based on the level of underperformance to date.

(f)	The 2018-2020 award is shown at target as this three-year performance cycle has not been completed, but actual results are uncertain and require significant growth in Adjusted Diluted EPS and revenue.

SECTION 2 - COMPENSATION PROGRAM OVERVIEW

Huron’s executive compensation program is structured to align executive pay with Company performance. We strive to provide compensation to motivate and reward performance that is in the long-term best interests of our shareholders. We define performance as a blend of:

•	Delivering value to shareholders
•	Achieving financial performance in comparison to pre-established financial goals
•	Attaining strategic initiatives that we believe are critical to future value creation

	What We Do		What We Do Not Do
✓	Provide competitive target pay opportunity - with a significant majority at-risk and based on objective financial performance measures	✗	Provide excise tax gross-ups
✓	Provide only double-trigger benefits in a change of control event	✗	Allow any hedging or pledging of Huron stock
✓	Annually review our programs for inappropriate risk	✗	Allow stock grants to be “timed” or awards to be repriced
✓

Maintain robust, competitive stock ownership guidelines, including an increase for 2019 to 5X for the CEO and directors, and a requirement that 60% of after tax shares be held until the guidelines are met

		✗	Provide executive perquisites not commonly available to the broader Huron employee population
✓	Maintain a clawback policy providing for recoupment of incentive-based compensation if payouts were based on misstated financial results
✓	Retain an independent compensation consultant to the board

Shareholder Outreach

We contacted shareholders representing ownership of over 70% of our shares outstanding to solicit their feedback and sought their input related to our NEO compensation programs. Shareholders representing 41% of our shares outstanding agreed to meet with us. These engagements took place after the annual shareholder meeting and the primary focus was on the NEO compensation program and on governance. These discussions were facilitated by our Chair of the board, Mr. John McCartney, and Chair of our Compensation Committee, Ms. Debra Zumwalt, with assistance from our CFO, Mr. John Kelly. While these meetings provided the opportunity for Mr. McCartney and Ms. Zumwalt to share the board’s rationale behind the NEO compensation decisions, the majority of the time was spent listening to shareholders’ views.

	Shareholders Expressed Concern About		What We Did
•	CEO LTI opportunity increased in 2017, while stock price underperformed	•

We reduced the CEO’s LTI opportunity from 300% of base salary to 225% of base salary, while continuing to make the award payable in equity, with the ultimate value realizable tied to share price performance, with 70% delivered in performance-based units that can only be earned if pre-set three-year financial goals are achieved.

		•	In addition, we adopted a cap on annual incentive payouts - if TSR is not positive, the NEOs may not earn better than target payout.

	Shareholders Expressed Concern About		What We Did
•	The minimum required stock holdings for the CEO and directors should be raised	•

We increased the stock ownership multiple required for the CEO and directors - from 3X to 5X - to further align them with longer term share price performance. Mr. Roth currently owns stock equal to 9X his base salary.

•	Strategic Measures based largely on discretionary assessment of performance	•

For 2018, under the Strategic Measures, we explicitly defined 10 performance measures and 60% of these measures were tied to specific, quantifiable predetermined goals. Commentary was also added to the CD&A to describe the rationale for performance determination.

•

Beginning in 2019, the weighting of the Strategic Measures will be reduced from 30% to 20% of the NEOs’ target opportunity. While 60% of the measures will remain tied to quantifiable predetermined goals, we will continue to explicitly define all measures.

•	Annual performance measures in the Long-Term Incentive Program	•	Beginning with grants made in 2018, PSU awards are tied to predetermined measures of three-year financial performance.

The 2018 EBITDA target was set below the 2017 actual EBITDA performance level

The Compensation Committee and management discuss the business plan and related goals over the course of multiple meetings. Goals are set in consideration of our business plan and are intended to reflect a considerable amount of stretch, while remaining achievable. While our EBITDA Margin goal for 2018 was below the prior year’s actual level of performance, NEOs only achieved a threshold level of performance in 2017, for which a 25% of target award was earned.

In 2016 and 2017, we experienced lower margins for two primary reasons. First, margins within our largest segment, Healthcare, declined as healthcare providers shifted away from buying large, comprehensive performance improvement engagements that typically involved multiple service lines and a higher mix of performance-based fees to smaller, more discrete engagements involving a single service line and a greater percentage of fixed fees at lower margin. Second, demand increased across all segments for our technology implementation offerings, which tend to have lower margins than other service offerings, resulting in a less favorable margin mix of services. As a result of these challenges, bonus funding for our employees was at a low level in 2017. In the fourth quarter of 2017, we began to see increased demand for our services, particularly in the Healthcare segment. Healthcare segment revenue increased more than 20% sequentially from the third to the fourth quarter of 2017 when we experienced record utilization of 84.5%. As the U.S. labor market strengthened, we concurrently saw increased competition for talent for our consultants. In the interest of driving shareholder value for the long term, the Committee made the decision to establish 2018 EBITDA targets for each business that would make full bonus payouts possible if these revised financial targets were achieved. This decision negatively affected 2018 EBITDA, but the Committee believes it was critical to the recruitment and retention of revenue-generating talent in a highly competitive market. The board believes the retention and recruitment of talent is essential to our ability to grow revenues and expand margins over time, which will drive increased shareholder value.

We believe that the strategic positioning we developed in 2017 and executed in 2018 is taking hold. We grew Company-wide revenues 8% organically for the full year 2018 and Healthcare segment revenues grew organically for the full year 2018, which is the first time this occurred since 2014. While there continues to be intense competition for talent, we believe we have been successful at retaining our revenue-generating professionals and creating an attractive platform to recruit new talent. We have also benefited from the use of equity as well to retain our managing directors. Based on our revenue growth and efficiency-focused initiatives at the practice level and the continued leveraging of our corporate SG&A expenses, the Company has planned for and guided to expanding margins in 2019 and the Compensation Committee has set the NEO compensation targets accordingly.

SECTION 3 - COMPENSATION PROGRAM DETAILS

Targeting of Total Direct Compensation

The Compensation Committee generally targets total direct compensation to be within +/-15% of the median of the Executive Pay Peer Group for our NEOs. In addition to peer group data, the Compensation Committee also reviews survey data for companies with revenues between $500M and $1B from the Radford Global Technology Survey. The Compensation Committee considers Huron’s competition for talent to be broader than just the peer group companies, including other public and private consulting, strategy and also technology organizations, for the NEOs as well as our managing directors. When making compensation determinations, the Compensation Committee applies its judgment in incorporating these various factors.

2018 NEO Compensation Opportunity

The Compensation Committee approved 2018 compensation levels (base salary and target annual and long-term incentive) in February of 2018. The only changes approved for 2018 were to Mr. Kelly. Mr. Kelly’s base salary and long-term incentive opportunity increased given he is at the lower end of the comparator range. The Compensation Committee will continue to review competitiveness on an annual basis.

Compensation Element	James H. Roth	C. Mark Hussey	John D. Kelly	Diane E. Ratekin
Base Salary	$900,000	$750,000	$400,000	$400,000
Target AIP Opportunity	110% of base salary	100% of base salary	70% of base salary	50% of base salary
Target LTI Opportunity*	300% of base salary	175% of base salary	120% of base salary	115% of base salary

*	In 2019, Mr. Roth’s LTI award was reduced to 225% of salary.

2018 Annual Incentive

The Compensation Committee approved a NEO Annual Incentive Plan for 2018 that included multiple measures of Company performance. Based on the actual results for each of the performance measures, a total annual cash incentive payout of 117% of target was earned.

The 2018 Annual Incentive Plan was structured as shown in the table below:

	2018 Targets
Performance Measure	Weighting	Threshold	Target	Maximum	Actual
Organic Revenue Growth ($M)	40%	$700.0	$740.0	$825.0	$795.1
Adjusted EBITDA Margin	30%	10.6%	12.5%	14.4%	11.4%
Strategic Measures*	30%		See supporting table

*

The structure of the Strategic Measures was enhanced for 2018 to balance objective, quantifiable metrics with qualitative goals. The Compensation Committee approved the goals and assessed performance against predefined measures of success. The following chart outlines the goals as well as their weighting, description and actual level of achievement:

Strategic Measures

Quantitative Goals	Weighting	Alignment of Strategic Priorities with Shareholder Value		Level of Achievement
Enterprise	10%	Focused on the deployment of capital and maintaining a strong balance sheet with appropriate leverage and flexibility to support Huron’s growth strategy.	10%

Executed Huron’s debt pay down strategy to deleverage to our target of less than 3.0x Adjusted EBITDA and refinanced our credit facility in March 2018 to provide flexibility in refinancing our convertible notes in 2019. (1 measure)

Business Unit	50%	Focused on returning Huron to sustainable organic growth while also driving margin expansion over time. Measures included business unit-level revenue and EBITDA growth targets, new service line revenue growth targets and collaboration metrics. Specific goals vary by business unit.	67%

Executed Huron’s strategic plan, which included, but is not limited to, a transformation of the Healthcare segment which returned the business to growth, solidified operational infrastructure to drive margin improvement while balancing growth, and advanced strategic and collaborative initiatives to strengthen and expand our offerings. (4 measures)

Qualitative Goals	Weighting	Alignment of Strategic Priorities with Shareholder Value		Level of Achievement
Enterprise	15%	Focused on returning Huron to sustainable organic growth over time through the advancement and execution of Huron’s five-year strategic plan, including evolving organizational governance and the strategic planning process.	15%	Strengthened executive and business unit governance structures to further align with Huron’s strategy, with a strong focus on the execution and continued evolution of the strategic plan. (1 measure)
Business Unit	25%	Focused on returning Huron to sustainable organic growth over time through the execution of Huron’s five-year strategic plan, including increased collaboration and profitable expansion of Huron’s business units. Specific goals vary by business unit.	20%

Invested in areas focused on growth, collaboration and efficiency, including, but not limited to, investments in our broker-dealer solution to build greater depth in our healthcare M&A offerings, the expansion and advancement of our technology offerings, such as Robotic Process Automation (RPA), and next-level operations in the Healthcare and Business Advisory segments to enable our business to efficiently scale and deliver high-quality services to our clients. Did not achieve all of the aggressive service line growth and collaboration measures. (4 measures)

Total	100%		112%

2018 Long-Term Incentive

On March 1, 2018, the Compensation Committee granted NEOs long-term incentive awards that were structured as 70% performance units and 30% restricted shares.

Executive	Performance Units Granted*	Restricted Shares Granted
James H. Roth	53,617	22,979
C. Mark Hussey	26,064	11,170
John D. Kelly	9,532	4,085
Diane E. Ratekin	9,135	3,915
*	Reflects target award levels. Payouts, if any, on the performance units will be determined at the end of the three-year performance period in 2020.

Performance Unit Awards

The performance unit plan was redesigned for 2018 to measure performance over a three-year period and to add revenue growth as a measure. The one-year measurement period used in prior years was eliminated. Payout opportunity remains 25% of target for threshold performance and 200% of target for maximum performance. No shares are earned for performance below threshold.

Vehicle	Weighting	Performance Measure	Performance/Vesting Timeline
Performance Units	70%	40% Adjusted Diluted EPS 30% Revenue Growth	Three-Year (cliff)

Restricted Stock Awards

The restricted stock granted to our NEOs vests 1/3 per year over three years, based on continued service to enhance retention and maintain alignment with share price performance.

Vehicle	Weighting	Performance Measure	Performance/Vesting Timeline
Restricted Shares	30%	Continued employment	Three-Year (ratable)

2019 NEO Compensation Program

For 2019, the Compensation Committee made the following compensation adjustments:

•	Mr. Roth’s LTI award was reduced to 225% of salary, reducing his target total compensation opportunity by nearly 15% in response to shareholder concerns.
•

Mr. Kelly’s base salary increased from $400,000 to $460,000 and long-term incentive opportunity increased from 125% to 150%. This change was part of a multi-year strategy to position his pay closer to market median as this is his third year in the role.

•	There were no other compensation changes for 2019.

The 2019 Annual Incentive Program design is summarized in the table below. Changes to the design from 2018 include:

•	Reducing the weighting of the Strategic Measures from 30% to 20% at target.
•	Increasing the weighting of Adjusted EBITDA Margin from 30% to 40%.

The Compensation Committee has also implemented a cap under the annual incentive program, limiting actual awards to target payout if TSR is not positive for 2019.

		Threshold (as a % of target)		Target		Maximum (as a % of target)
Short-Term Performance Measure	Weighting	Performance	Payout	Performance	Payout	Performance	Payout
Organic Revenue Growth	40%	94%	25%	100%	100%	106%	200%
Adjusted EBITDA Margin	40%	90%	25%	100%	100%	110%	200%
Strategic Measures	20%	Performance is assessed by the Compensation Committee. Payouts may range from 0-200% of Target.

No changes were made to the Long-Term Incentive Program for 2019.

SECTION 4 - ADDITIONAL DISCLOSURES RELATED TO COMPENSATION PROGRAM

Executive Pay Peer Group

The peer group for 2018 was identified based on the following process:

1.	All companies were identified that met the following criteria:
•	U.S. headquartered and publicly traded.
•	Revenue between one-half to two times Huron’s trailing 12 months’ revenue.
•

Global Industry Classification Standard (GICS) codes: Research and Consulting Services, Human Resource & Employment Services, Application Software, Health Care Services or Technology, or Data Processing and Outsourced Services.

2.	Companies were then screened and selected that best met the following set of factors:
•	Business and/or labor market competitor to Huron.
•	Similar revenue per employee.
•	Predominantly U.S. revenue.
•	Principal business was to provide value-added consulting or advisory services to companies and organizations.

As a result of the review and application of these criteria, the Compensation Committee approved modifications for the 2018 peer group—removing Gartner and MAXIMUS to better reflect our scope and reduce the median revenues of the peer sample to be closer to those of Huron. The 2018 peer group consisted of the following 15 companies:

Acxiom Corporation	Heidrick & Struggles International, Inc.
The Advisory Board Company	HMS Holdings Corp.
Allscripts Healthcare Solutions, Inc.	ICF International, Inc.
athenahealth, Inc.	Korn/Ferry International
CBIZ, Inc.	Navigant Consulting, Inc.
The Dun & Bradstreet Corporation	Premier, Inc.
Exponent, Inc.	Resources Connection, Inc.
FTI Consulting, Inc.

In addition to peer group data, the Compensation Committee also reviews survey data for companies with revenues between $500M and $1B from the Radford Global Technology Survey. The Compensation Committee considers Huron’s competition for talent to be broader than just the peer group companies, including other public and private consulting, strategy and also technology organizations, for the NEOs as well as our managing directors. When making compensation determinations, the Compensation Committee applies its judgment in incorporating these various factors.

Employment Agreements with Mr. Roth, Mr. Hussey, Mr. Kelly and Ms. Ratekin

Huron has entered into agreements with each of the named executive officers that provide for benefits upon termination of employment under certain circumstances, including in connection with a change of control of the Company. Huron provides these benefits as a means of remaining competitive, retaining executive officers, focusing executive officers on shareholder interests when considering strategic alternatives, and providing income protection in the event of involuntary loss of employment. In general, these arrangements provide for severance benefits upon Huron’s termination of the executive’s employment without cause or resignation by the executive for good reason (constructive termination). In the event of a change of control of Huron and if the executive’s employment is terminated without cause or he or she resigns for good reason, the executive will receive enhanced severance benefits. Huron provides these enhanced severance benefits only with a “double trigger” because the Company believes that the executive officers would be materially harmed in a change of control only if it results in reduced responsibilities or compensation or loss of employment for the executive. Huron employment agreements do not provide for any gross-ups.

More information on our use of employment agreements, including the estimated payments and benefits payable to the named executive officers, is provided under the “Potential Payments Upon Termination or Change of Control” section of this Proxy Statement.

Role of Compensation Committee

The Compensation Committee is primarily responsible for administering our executive compensation program in a manner consistent with our compensation philosophy and objectives. The principal functions of the Compensation Committee are to:

•	set salaries and annual and long-term incentive levels for the CEO and other named executive officers, so that the program is promoting shareholder value;
•	evaluate annually the performance of the CEO (in coordination with the full board) and review the CEO evaluations of the other named executive officers;
•	review and approve the design and competitiveness of our compensation plans, executive benefits and perquisites;
•	review and approve the total cash and stock bonus pools for the organization, and approve the individual incentive payout awards for the named executive officers;
•	review director compensation and make recommendations to the board;
•	review and approve goals used for the annual and long-term incentive plans;
•	retain or terminate, in its sole discretion, any independent compensation consultant used to assist the Compensation Committee;
•	review and evaluate compensation arrangements to assess whether they could encourage undue risk taking; and
•	create a Compensation Committee report on executive compensation for inclusion in the Proxy Statement.

The Compensation Committee acts independently, and works closely with our board of directors and the executive management team, in making many of its decisions. To support its decision making, the Compensation Committee has retained the services of an independent compensation consultant. The Compensation Committee has the sole authority to amend or terminate the services of its independent consultant.

In 2018, the Compensation Committee was comprised entirely of independent directors, none of whom has at any time been an officer or employee of the Company.

Role of Management

Our CEO works together with the Chief Human Resources Officer and the Compensation Committee of our board to establish, review and evaluate compensation packages and policies for our executive officers. Our CEO reviews the performance of each named executive officer and makes recommendations to the Compensation Committee based on his review. Our CEO, COO, CFO and General Counsel provide input into our strategic goals for future performance periods. The Compensation Committee carefully reviews all information before finalizing incentive goals, however, as we believe such a process is consistent with good governance. Prior to determining the size of the bonus pool for all employees other than NEOs, management reviews Company and practice-level performance with the board so that the bonus pool and Company profitability strike the right balance between shareholder returns and retention of employees. Our CEO does not participate in any discussions related to his own compensation.

Role of Compensation Advisor

The Compensation Committee retains an independent advisor to assist in the ongoing assessment of our executive compensation strategy and program. The Committee’s independent advisor reports directly to the Compensation Committee and serves at its sole discretion and does not perform any services for the Company other than those in connection with its work for the Compensation Committee. Pay Governance served as the Compensation Committee’s independent advisor for the second half of 2017, during which 2018 pay decisions were made, and in 2018, during which 2019 pay decisions were made.

The Compensation Committee annually assesses whether the independent advisor’s work has raised any conflict of interest. The Compensation Committee has determined, based on its analysis of NASDAQ requirements, that the work of Pay Governance and the individual compensation advisors employed by Pay Governance as compensation consultants to the Company has not created any conflict of interest.

2018 Say on Pay Vote

At the 2018 Annual Meeting, approximately 40% of shareholder votes were cast in support of the named executive officer compensation. As we have discussed herein, we took this response from our shareholders very seriously. We engaged with many shareholders and made program design changes to incorporate their feedback. We will continue to listen carefully to our shareholders and incorporate their feedback into our deliberations about executive compensation. Between 2011 to 2017, an average of 98.5% of the votes cast on Say on Pay were in favor of the fiscal year compensation of our named executive officers.

Health and Welfare Benefits

The named executive officers are eligible for the same health and welfare benefits generally available to Huron employees.

Deferred Compensation

The Company also offers a nonqualified deferred compensation plan (the “DCP”) to all managing directors, corporate vice presidents, named executive officers and non-employee directors. The DCP allows participants to elect to defer up to 75% of their base salary and 100% of their annual cash incentive into a deferred compensation account and to choose from a number of investment alternatives. Non-employee directors may elect to defer up to 100% of their board fees into the DCP.

Perquisites

Huron did not provide material perquisites that are not provided widely within Huron to any named executive officer in 2018. The Company provides enhanced disability and life insurance benefits to all of its managing directors, corporate vice presidents and executive officers. Named executive officers and practice leaders are also offered reimbursement of the cost of an annual executive physical examination.

Clawback Provisions

In 2014, we adopted an incentive compensation recoupment policy (commonly referred to as a “clawback policy”) that provides for the potential recoupment of bonuses or awards paid to executive officers and such other individuals designated by our non-employee directors under our short-term and long-term incentive compensation plans, where the payout or actual award received was determined based in part on the financial performance of the Company. In the event of a material restatement of our quarterly or annual financial results, our non-employee directors will review all incentive compensation awarded to those individuals covered by the policy based upon the achievement of financial results that were the subject of the restatement. The non-employee directors have the authority to recoup all or a portion of the incentive compensation to the extent that the amount of such compensation would have been lower than the amount actually awarded, granted, paid, earned, deferred or vested based on the achievement of financial results that were subsequently reduced due to such restatement.

Stock Ownership Guidelines and Holding Requirements

In 2018, the Compensation Committee revised stock ownership guidelines for Huron’s named executive officers and non-employee directors. The guidelines, set forth below, are consistent with peer practices and designed to promote alignment with the interests of stockholders and the Company’s commitment to sound corporate governance.

The Compensation Committee made three changes to the guidelines in 2018:

•	Increased the required CEO guideline from 3X to 5X base salary
•	Increased the required non-employee director guideline from 3X to 5X annual retainer for all non-employee directors
•	Removed the “lesser of” provision, which had previously required ownership of a multiple of salary or a defined number of shares - whichever was less

Position	Stock Ownership Guideline
CEO	5x salary
COO and CFO	2x salary
Other Executive Officers	1x salary
Non-employee Directors	5x annual retainer

Until the relevant stock ownership target is achieved, executive officers and non-employee directors are required to retain a number of shares equal to at least 60% of the net after tax proceeds from the exercise of stock options or vesting of restricted stock and performance units. Only shares owned outright count towards ownership requirements. Unexercised stock options and unvested performance units or unvested restricted stock do not count. All of our NEOs and non-employee directors are in compliance with the terms of our share ownership guidelines.

Hedging and Pledging

The Company has an insider trading policy that prohibits directors, officers, employees and contractors from entering into transactions in publicly traded puts, calls or other derivative securities with respect to Huron’s stock and prohibits any other transaction that “hedges” the ownership in Huron’s stock or holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Tax Considerations

Section 162(m). Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation paid in excess of $1 million for any fiscal year to a company’s chief executive officer or other named executive officers (excluding the company’s principal financial officer, in the case of tax years commencing before 2018). However, in the case of tax years commencing before 2018, the statute exempted qualifying performance-based compensation from the deduction limit if certain requirements were met. Section 162(m) was amended in December 2017 by the Tax Cuts and Jobs Act to eliminate the exemption for performance-based compensation (other than with respect to payments made pursuant to certain “grandfathered” arrangements entered into prior to November 2, 2017) and to expand the group of current and former executive officers who may be covered by the deduction limit under Section 162(m). While the Company’s shareholder approved incentive plans were previously structured to provide that certain awards could be made in a manner intended to qualify for the performance-based compensation exemption, that exemption will no longer be available for future tax years (other than with respect to certain “grandfathered” arrangements as noted above). In addition, while the Compensation Committee intended that certain incentive awards granted to our NEOs on or prior to November 2, 2017 be deductible as “performance-based compensation” and has assessed the possibility that certain awards will be grandfathered from the changes made by the Tax Cuts and Jobs Act, it cannot guarantee that result. The Compensation Committee has taken the potential impact of the Tax Cuts and Jobs Act into consideration when approving payout amounts for performance periods ending on December 31, 2018. The Compensation Committee expects in the future to authorize compensation in excess of $1 million to named executive officers that will not be deductible under Section 162(m) when it believes doing so is in the best interests of the Company and its shareholders.

Section 280G. Section 280G of the Code disallows a company’s tax deduction for certain payments in connection with a change of control defined as “excess parachute payments,” and Section 4999 of the Code imposes a 20% excise tax on certain persons who receive excess parachute payments. The Compensation Committee amended Senior Management Agreements in 2010 to ensure that any covered payments would be reduced to the extent necessary so that no portion of such payments is subject to the excise tax.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the information contained under the caption “Compensation Discussion and Analysis” and, based on this review and discussion, has recommended to the board of directors that it be included in this Proxy Statement and incorporated by reference into our 2018 Annual Report on Form 10-K.

Debra Zumwalt, Chair

H. Eugene Lockhart

John S. Moody

REQUIRED COMPENSATION DISCLOSURES

2018 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Non Equity Incentive Plan Compensation ($)	Stock Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total Compensation ($)
James H. Roth[5]	2018	900,000	1,158,597	2,700,010	0	32,654	4,791,261
Chief Executive Officer	2017	900,000	595,980	2,699,973	308,563	31,434	4,535,950
	2016	900,000	207,900	1,939,930	83,903	27,109	3,158,842
C. Mark Hussey[6]	2018	750,000	877,725	1,312,500	0	31,750	2,971,975
President and Chief Operating Officer	2017	743,750	451,500	2,312,472	150,059	30,985	3,688,766
	2016	600,000	126,000	1,005,895	60,624	26,435	1,818,954
John D. Kelly[7]	2018	396,875	327,684	479,999	N/A	20,156	1,224,714
Executive Vice President, Chief Financial Officer and Treasurer	2017	323,333	136,955	344,197	N/A	23,113	827,598

Diane E. Ratekin	2018	400,000	234,060	460,013	0	35,935	1,130,008
Executive Vice President, General Counsel and Corporate Secretary	2017	400,000	120,400	460,003	18,353	31,719	1,030,475
	2016	400,000	42,000	438,686	6,411	35,221	922,318

(1)

This column represents the aggregate grant date fair value of restricted stock and/or performance share unit awards. The value of the performance share units in the table is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718.

(2)

The amounts in this column represent investment gains in the deferred compensation plan. Huron does not offer a pension plan. The amount shown above represents that portion of the account earnings that exceeded the SEC benchmark “market” rate equal to 120% of the long-term applicable federal rate (based on the average rate for 2018, 2017, and 2016 of 3.58%, 2.72% and 2.70%, respectively). For 2018, the actual earnings (losses) for Mr. Roth, Mr. Hussey and Ms. Ratekin were ($275,980), ($45,989) and ($8,487), respectively. Please see the section entitled “2018 Nonqualified Deferred Compensation” below for more detail.

(3)	All Other Compensation for 2018 is detailed in the table below.

2018 All Other Compensation

Name	Executive Long- Term Disability ($)(1)	Executive $1MM Term Life Insurance ($)(2)	Company Provided 401(k) Match ($)(3)	Other Benefits and Perquisites ($)(4)	Total All Other Compensation ($)
James H. Roth	6,776	4,433	16,500	4,945	32,654
C. Mark Hussey	7,101	3,204	16,500	4,945	31,750
John D. Kelly	2,598	1,058	16,500	0	20,156
Diane E. Ratekin	7,952	7,488	16,500	3,995	35,935

(1)	Executive Long-Term Disability is provided to all executives and managing directors.

(2)	Executive Term Life Insurance is provided to all executives and managing directors.

(3)	Huron provides a Company 401(k) match to all participating employees.

(4)	Other Benefits and Perquisites includes the cost of an executive physical, which Huron pays for executives and practice leaders.

5	Mr. Roth also served as President until February 2019.
6	Mr. Hussey also served in the interim role of Healthcare Practice Leader during 2017 and 2018, and became President in February 2019.
7	Mr. Kelly was appointed Executive Vice President and Chief Financial Officer effective January 2017.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the relationship of the annual total compensation of our median-paid employee to the annual total compensation of Mr. Roth, our CEO. We believe that the pay ratio disclosed below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

For 2018,

•	The annual total compensation of our median employee, was $121,004.
•	Mr. Roth’s annual total compensation, as reflected in the Summary Compensation Table included in this Proxy Statement, was $4,791,261.
•	Based on this information, the ratio of the annual total compensation of Mr. Roth to the annual total compensation of our median employee is estimated to be 39.6 to 1.

We identified the median employee by examining the 2018 total compensation for all individuals using the same methodology we use for our NEOs as set forth in the 2018 Summary Compensation Table, excluding our CEO, who were employed by us on December 31, 2018. We included all employees, whether employed on a full-time or part-time basis. We annualized the base compensation and bonus for all employees that were not employed by us for all of 2018 unless they were designated as temporary or seasonal positions.

In addition, in order to identify our median employee, we (i) utilized the exemption permitted under Item 402(u) of Regulation S-K to exclude a total of 142 employees from Canada, the United Kingdom, Singapore, and Switzerland (which, in the aggregate, comprised less than 5% of our total employee population as of December 31, 2018), resulting in a net employee population of 3,195 and (ii) adjusted non-U.S. employee pay applying foreign currency exchange rates as of December 31, 2018.

We identified our median employee for the 2017 Proxy Statement by calculating total compensation exclusive of one-time, special and retention awards. For the 2018 Proxy Statement, we included all forms of compensation, including one-time, special and retention awards to identify our median employee. This resulted in identifying a median employee with compensation substantially similar to that of our median employee in the prior year.

After identifying the median employee, we calculated annual total compensation for that employee using the same methodology we use for our NEOs as set forth in the 2018 Summary Compensation Table.

2018 GRANTS OF PLAN-BASED AWARDS

The following table summarizes the grants of equity awards and annual cash incentive awards for 2018 to each named executive officer.

			Estimated Future Payouts Under Non Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Date of Compensation Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock (#)(3)	Full Grant Date Fair Value of Each Award ($)(4)
James H. Roth	3/1/2018	2/22/2018	—	—	—	13,405	53,617	107,234	—	1,889,999
	3/1/2018	2/22/2018	—	—	—	—	—	—	22,979	810,010
			247,500	990,000	1,980,000	—	—	—	—	—
C. Mark Hussey	3/1/2018	2/22/2018	—	—	—	6,516	26,064	52,128	—	918,756
	3/1/2018	2/22/2018	—	—	—	—	—	—	11,170	393,744
			187,500	750,000	1,500,000	—	—	—	—	—
John D. Kelly	3/1/2018	2/22/2018	—	—	—	2,383	9,532	19,064		336,003
	3/1/2018	2/22/2018	—	—	—	—	—	—	4,085	143,996
			70,000	280,000	560,000	—	—	—	—	—
Diane E. Ratekin	3/1/2018	2/22/2018	—	—	—	2,284	9,135	18,270	—	322,009
	3/1/2018	2/22/2018	—	—	—	—	—	—	3,915	138,004
			50,000	200,000	400,000	—	—	—	—	—

(1)

For the cash award, the target, threshold and maximum represent the range of cash award that could be earned. There is no payout if a threshold level of performance is not achieved. The minimum amount that could be paid is 25% of target and maximum represents 200% of target. Based on the achievement of specific financial goals, the Compensation Committee determined that 117% of the target award was earned for 2018.

(2)

The 2018 grant of Performance Share Units (PSUs) is based on performance (Adjusted Diluted EPS and Revenue Growth) over a three-year period from 2018-2020. The PSUs are earned from 25% of target for threshold performance to 200% of target for maximum performance; however, if threshold performance is not achieved, the award will be forfeited. The PSUs that are earned will vest on March 1, 2021.

(3)	Restricted stock granted under the Company’s 2012 Omnibus Incentive Plan.
(4)

The full grant date fair value of the March 1, 2018 restricted stock and PSU grants are based on the closing price of Huron stock of $35.25 on March 1, 2018. The total number of PSUs earned by recipients of these awards is contingent on meeting Adjusted Diluted EPS and Revenue Growth goals as described in Note (2) above.

2018 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information concerning outstanding stock and option awards as of December 31, 2018 for each named executive officer. Market value is based on the closing price of Huron stock of $51.31 on December 31, 2018, the last trading day of the fiscal year.

			Option Awards			Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested as of 12/31/2018	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Yet Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Yet Vested ($)
James H. Roth	5/03/2010	60,000	—	23.43	5/03/2020	—		—	—		—
	3/11/2011	27,031	—	26.19	3/11/2021	—		—	—		—
	3/01/2012	19,661	—	38.18	3/01/2022	—		—	—		—
	3/01/2013	24,054	—	39.19	3/01/2023	—		—	—		—
	3/01/2015	—	—	—	—	2,279	(1)	116,935	—		—
	3/01/2016	—	—	—	—	5,471	(1)	280,717	—		—
	3/15/2017	—	—	—	—	13,203	(2)	677,446	—		—
	3/15/2017	—	—	—	—	—		—	18,484	(3)	948,414
	3/01/2018	—	—	—	—	22,979	(2)	1,179,052	—		—
	3/01/2018	—	—	—	—	—		—	53,617	(4)	2,751,089
C. Mark Hussey	8/01/2011	1,772	—	32.37	8/01/2021	—		—	—		—
	3/01/2012	6,144	—	38.18	3/01/2022	—		—	—		—
	3/01/2013	7,731	—	39.19	3/01/2023	—		—	—		—
	3/01/2015	—	—	—	—	774	(1)	39,714	—		—
	3/01/2016	—	—	—	—	2,837	(1)	145,566	—		—
	3/15/2017	—	—	—	—	6,418	(2)	329,308	—		—
	3/15/2017	—	—	—	—	—		—	8,985	(3)	461,020
	8/21/2017	—	—	—	—	24,039	(1)	1,233,441	—		—
	3/01/2018	—	—	—	—	11,170	(2)	573,133	—		—
	3/01/2018	—	—	—	—	—		—	26,064	(4)	1,337,344
John D. Kelly	3/01/2015	—	—	—	—	132	(1)	6,773	—		—
	3/01/2016	—	—	—	—	176	(1)	9,031	—		—
	3/01/2017	—	—	—	—	332	(1)	17,035	—		—
	3/15/2017	—	—	—	—	1,590	(2)	81,583	—		—
	3/15/2017	—	—	—	—	—		—	2,224	(3)	114,114
	3/01/2018	—	—	—	—	4,085	(2)	209,601	—		—
	3/01/2018	—	—	—	—	—		—	9,532	(4)	489,087
Diane E. Ratekin	3/01/2012	3,072	—	38.18	3/01/2022	—		—	—		—
	3/01/2013	4,832	—	39.19	3/01/2023	—		—	—		—
	3/01/2015	—	—	—	—	405	(1)	20,781	—		—
	3/01/2016	—	—	—	—	1,081	(1)	55,466	—		—
	3/15/2017	—	—	—	—	2,250	(2)	115,448	—		—
	3/15/2017	—	—	—	—	—		—	3,149	(3)	161,576
	3/01/2018	—	—	—	—	3,915	(2)	200,879	—		—
	3/01/2018	—	—	—	—	—		—	9,135	(4)	468,717

(1)

Consists of unvested restricted stock as of December 31, 2018 that vests 25% annually over four years from the date of grant provided the individual is still employed by Huron on the applicable vesting dates.

(2)

Consists of unvested restricted stock as of December 31, 2018 that vests 33% annually over three years from the date of grant provided the individual is still employed by Huron on the applicable vesting date.

(3)

Consists of 2017 grant of PSUs that are subject to further adjustment based on performance for the 2017-2019 performance period. The amount of the further adjustment ranges from 0% to 200%. The amount reflected in the table equals the target amount of the three-year component of the original award. Once the 2017-2019 performance period is complete, 100% of the final award vests on March 1, 2020.

(4)

Consists of 2018 grant of PSUs that vest based on performance for the 2018-2020 performance period. Actual payouts may range from 0% to 200% of target. The amount reflected in the table equals the target amount. Once the 2018-2020 performance period is complete, 100% of the final award vests on March 1, 2021.

2018 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information concerning stock option exercises and restricted stock vested during 2018 for each named executive officer.

	Option Exercises		Stock Awards
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
James H. Roth	40,000	820,126	13,912	497,812
C. Mark Hussey	0	0	14,194	602,636
John D. Kelly	0	0	1,265	45,585
Diane E. Ratekin	0	0	2,477	88,549

(1)	The value realized on exercise equals the market value of Huron stock measured at the time of exercise minus the exercise price of the options multiplied by the number of options exercised.
(2)	Includes restricted stock that vested in 2018.
(3)

The value realized on vesting equals the market value of Huron stock measured as the closing price of the stock on the most recent business day preceding the vesting date multiplied by the number of shares received on vesting.

2018 NONQUALIFIED DEFERRED COMPENSATION

The following table shows the deferred compensation activity for the named executive officers in 2018.

Name	Executive Contributions in 2018 ($)(1)	Company Contributions in 2018 ($)	Aggregate Earnings/ Losses in 2018 ($)	Aggregate Withdrawals/ Distributions in 2018 ($)	Aggregate Balance as of 12/31/18 ($)
James H. Roth	—	—	(275,980)	—	2,540,719
C. Mark Hussey	—	—	(45,989)	—	974,509
John D. Kelly	—	—	—	—	—
Diane E. Ratekin	—	—	(8,487)	—	130,940

(1)	There were no executive contributions made to the DCP for 2018.

The Company maintains the DCP, which became effective July 1, 2006. The DCP permits managing directors, corporate vice presidents and named executive officers to elect to defer up to 75% of their base salary and 100% of their annual cash incentive into a deferred compensation account and to choose from a number of generally available investment vehicles. Earnings are credited based on earnings of the investment options selected by the participant. Huron does not match any amounts deferred or otherwise contribute to the DCP except to make restoration payments to the accounts of participants who do not receive the maximum eligible 401(k) match as a result of participation in the DCP. Deferral elections for base salary and any guaranteed bonus must be made in the calendar year prior to earning such base salary or within 30 days of becoming eligible for the plan. The Company requires that deferral elections of the annual cash incentive must be made 12 months prior to the end of the applicable performance period. Non-employee directors may also defer up to 100% of their retainer and meeting fees into the DCP.

Payments from the plan automatically begin upon termination of employment or separation from service as a director. Key employees, including executive officers, must wait six months after termination to receive payment from the plan. Participants may elect payment in a lump sum or annual installments for up to 15 years. Upon proof of financial hardship and approval from the Compensation Committee, a participant may be allowed an early distribution. Participants may also elect to receive payments prior to termination through a scheduled distribution.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Background

We have entered into agreements and maintain plans and arrangements that require us to pay or provide compensation and benefits to each of the named executive officers in the event of certain terminations of employment or a change of control. After a comprehensive review of the agreements in 2016, the Company entered into Amended and Restated Agreements with each of our NEOs, effective as of January 1, 2017. The provisions of these agreements, summarized below, are aligned with best practices.

Senior Management Agreements

Mr. Roth’s agreement covers a term beginning on January 1, 2017, and continues for three years from that date. Following the expiration of that initial three-year term, his agreement will be automatically renewed every year, unless Mr. Roth or the Company provides 60 days’ notice to the other that such automatic renewal shall cease. The agreement may be earlier terminated by Mr. Roth or the Company pursuant to its terms.

Mr. Hussey, Mr. Kelly and Ms. Ratekin’s agreements provide that employment will continue unless either the Company or the executive delivers to the other 60 days’ advance written notice of the cessation of employment. These may be earlier terminated by the executive or the Company pursuant to their terms.

The following table summarizes how unvested equity awards will be addressed in the event of a termination under the Senior Management Agreements that were in effect during 2018.

Event	Restricted Stock and Options	2017 Performance Units	2018 Performance Units
Normal Vesting	33% annual vesting over 3 years for awards granted on or after 3/15/2017; 25% annual vesting over 4 years for those awards granted prior to 3/15/2017 and for the award granted to C. Mark Hussey on 8/21/2017.

One-Year Performance Units: 33% of earned One-Year Performance Shares vest in each of Q1 2018, 2019 and 2020.

Three-Year Performance Units: 100% of the earned Three-Year Performance Shares vest in Q1 2020 provided that executive remains employed at Huron through the 2019 Performance Period.

100% of the earned 2018 Performance Shares vest in Q1 2021 provided that executive remains employed at Huron through the Performance Period.
Voluntary Termination	Forfeit.	One-Year & Three-Year Performance Units & Earned Shares: Forfeit.	Forfeit.
Termination for “Cause”	Forfeit.	One-Year & Three-Year Performance Units & Earned Shares: Forfeit.	Forfeit.

Event	Restricted Stock and Options	2017 Performance Units	2018 Performance Units
Approved Retirement (comply with non-compete provisions)	Subject to non-compete, vesting continues per normal course post-retirement.

One-Year Performance Units: Award continues in place per existing terms and vesting schedule, subject to non-compete.

Three-Year Performance Units: Earned pro rata based on actual performance. Subject to non-compete, vesting continues per normal course post-retirement.

Earned pro rata based on actual performance. Subject to non-compete, vesting continues per normal course post-retirement.
Death or Disability	Full acceleration.

One-Year Performance Units: All earned One-Year Performance Shares fully vest within 30 days.

Three-Year Performance Units: Earned based on actual performance and will vest on March 15, 2020 on a pro rata basis.

Earned based on actual performance and will vest on March 1, 2021 on a pro rata basis.
Involuntary/Good Reason Termination	Forfeit.

One-Year Performance Units: Will vest in pro rata portion of next tranche to vest, with pro rata portion based on employment during vesting period.

Three-Year Performance Units: Will receive a pro rata amount of earned shares based on actual performance; vesting continues per normal course.

Will receive a pro rata amount of earned shares based on actual performance; vesting continues per normal course.

Event	Restricted Stock and Options	2017 Performance Units	2018 Performance Units
Change of Control (“COC”), No Termination	No impact, assumed by acquirer.

One-Year & Three-Year Performance Units: If assumed by acquirer and converts earned shares into right to receive equivalent value shares in new entity then vesting continues per normal course.

If not assumed by acquirer or acquirer does not convert earned shares into right to receive equivalent value in shares of new entity, then 100% of earned shares will vest and one share of Company common stock will be exchanged for each performance unit and such common stock will receive the consideration paid by the acquirer in the COC.

If assumed by acquirer and converts shares into right to receive equivalent value shares in new entity then vesting continues per normal course.

If not assumed by acquirer or acquirer does not convert shares into right to receive equivalent value in shares of new entity, then 100% of earned shares will vest and one share of Company common stock will be exchanged for each performance unit and such common stock will receive the consideration paid by the acquirer in the COC.

Involuntary/Good Reason Termination Post-COC	Full acceleration.	One-Year & Three-Year Performance Units: Earned shares shall immediately fully vest.	Earned shares shall immediately fully vest.

Other Benefits

Mr. Roth, Mr. Hussey, Mr. Kelly and Ms. Ratekin will be eligible to participate in the Company’s various health and welfare benefit plans for its similarly situated key management employees.

Restrictive Covenants on Termination

For the applicable restricted period set forth in each executive officer’s Senior Management Agreement, he or she may not directly or indirectly (i) hire any employees of the Company or solicit, induce or encourage any employee of the Company or any client of the Company to leave, alter or cease his or her relationship with it or (ii) provide services that are the same as or similar to those offered by the Company to any client of the Company that he or she obtained as a client for the Company, to whom he or she provided services within the 12 months preceding termination of employment, or to whom he or she submitted a proposal during the six months prior to termination of employment. The restricted period for Mr. Roth is 12 to 24 months (depending on the type of termination) following termination of employment. The restricted period for Mr. Hussey, Mr. Kelly and Ms. Ratekin is 12 months following termination of employment for any reason. In addition, for a period of 12 to 24 months (depending on the type of termination) following the termination of his employment, Mr. Roth may not, directly or indirectly, provide services that are competitive with those of the Company to any person, firm or other business entity. Executives are also subject to a confidentiality and non-disclosure covenant.

Key Definitions

Definition of “Change of Control”

A Change of Control is defined in all four agreements as:

•	any person becomes a beneficial owner of 40% or more of the Company’s outstanding securities;
•

there is a consummation of a merger or consolidation with any person unless (a) the voting securities of the Company outstanding immediately prior to the transaction continue to represent at least 50% of the combined voting power of the securities of the Company or such other surviving entity; (b) the merger is a recapitalization in which no person other than existing security holders becomes a beneficial owner representing 50% or more of the Company’s then outstanding securities; or (c) the merger does not represent a sale of all or substantially all of the Company’s assets;

•	the stockholders approve a plan of complete liquidation or dissolution; or
•

there is a disposition or sale of all or substantially all of the Company’s assets other than a sale or disposition in which at least 50% of the combined voting power of the voting securities are owned by shareholders of Huron.

Definition of “Good Reason”

The definition of “Good Reason” is defined in all four agreements to mean a resignation following: (i) a change in primary location of employment to a location that is more than 50 miles from Chicago, Illinois; (ii) a failure to comply with any material term of the agreement by the Company or (iii) a material reduction in base salary or benefits coverage, provided that such reduction is without his or her consent, is not warranted by the Company’s financial condition, and is not a change that applies uniformly to similarly situated Company executives. The agreements provide the Company the right to cure prior to a senior executive’s resignation for Good Reason.

Definition of “Good Reason” in Relation to a Change of Control

Under all four agreements, a Change of Control Good Reason occurs if certain adverse changes occur in anticipation of, or within twenty-four months following, a Change of Control including:

(a)	any material breach of the Senior Management Agreement by the Company,
(b)	any material adverse change in the executive’s status, responsibilities or position with the Company,
(c)

any material reduction in his or her base salary or target bonus, other than in connection with an across-the-board reduction in base salaries applicable in like proportions to all similarly situated executives of the Company and any direct or indirect parent of the Company,

(d)

assignment of duties to the executive that are materially inconsistent with his or her position and responsibilities described in the Senior Management Agreement, including, specifically, assignment of a position other than as Chief Executive Officer of the surviving Company in the case of Mr. Roth, or

(e)	requiring the executive to be principally based at any office or location that is greater than 50 miles from Chicago, Illinois.

Termination without Cause or Resignation for Good Reason

If any of the NEOs is terminated without Cause or resigns for Good Reason, as defined in his or her Senior Management Agreement, upon executing a general release and waiver, the Company is obligated to pay severance and continuation of benefits in varying amounts. In addition, NEOs will receive pro rata vesting of performance units that would otherwise have been earned in the performance period.

The following severance benefits are payable to each of our named executive officers upon termination without Cause or resignation for Good Reason, except in the case of a Change of Control, as of December 31, 2018:

Executive	Severance Benefits
James H. Roth

An amount in cash equal to two times the sum of his then current annual base salary and his then current target bonus; pro rata bonus in the year of termination based on actual results; 24 months’ continuation of medical insurance; and pro rata vesting of performance units that would otherwise have been earned in the performance period. Severance amounts are payable in a lump sum.

C. Mark Hussey

An amount in cash equal to one and one-half times the sum of his then current annual base salary and his then current target bonus; pro rata bonus in the year of termination based on actual results; 18 months’ continuation of medical insurance; and pro rata vesting of performance units that would otherwise have been earned in the performance period. Severance amounts are payable in a lump sum.

John D. Kelly & Diane E. Ratekin

An amount in cash equal to the sum of his or her then current annual base salary and his or her then current target bonus; pro rata bonus in the year of termination based on actual results; 12 months’ continuation of medical insurance; and pro rata vesting of performance units that would otherwise have been earned in the performance period. Severance amounts are payable in a lump sum.

In the event an executive qualifies for an approved retirement and signs a non-compete agreement, he or she would receive continued vesting of his or her stock options and restricted stock. There would be no acceleration, but the equity would continue to vest per the schedule as outlined in the grant agreements.

Termination of Employment Due to Death or Disability

If any of our executives dies or becomes disabled, his or her estate will receive payment of base salary and a pro rata bonus at target through the date of termination. The executive and/or his or her eligible dependents shall receive continuation of medical benefits for six months. In addition, unvested time-based equity outstanding will vest and unvested performance-based awards will vest in accordance with the applicable performance share equity agreement.

Termination of Employment Due to Termination other than for Resignation for Good Reason or Due to Cause

No severance or benefits are paid if an executive officer is terminated for Cause or resigns other than for Good Reason as defined in the executive’s Senior Management Agreement.

Termination without Cause or Resignation for Good Reason Related to a Change of Control

If any of our executives with a Senior Management Agreement is terminated without Cause or resigns for Good Reason in conjunction with a Change of Control, as defined in his or her Senior Management Agreement, upon executing a general release and waiver, the Company is obligated to pay severance and continuation of benefits in varying amounts.

The following severance benefits are payable to each of our named executive officers upon termination without Cause or resignation for Good Reason, in the case of a Change of Control, as of December 31, 2018:

Executive	Severance Benefits
James H. Roth

An amount in cash equal to two and one-half times the sum of his then current annual base salary and his then current target bonus, pro rata target bonus in the year of termination, 30 months’ continuation of medical insurance, and accelerated vesting of all outstanding equity grants that were awarded at or prior to the time of the Change of Control. Severance amounts are payable in a lump sum.

C. Mark Hussey

An amount in cash equal to two times the sum of his then current annual base salary and his then current target bonus, pro rata target bonus in the year of termination, 24 months’ continuation of medical insurance, and accelerated vesting of all outstanding equity grants that were awarded at or prior to the time of the Change of Control. Severance amounts are payable in a lump sum.

John D. Kelly & Diane E. Ratekin

An amount in cash equal to one and one-half times the sum of his or her then current annual base salary and his or her then current target bonus, pro rata target bonus in the year of termination, 18 months’ continuation of medical insurance, and accelerated vesting of all outstanding equity grants that were awarded at or prior to the time of the Change of Control. Severance amounts are payable in a lump sum.

Golden Parachute Cutback

All four Senior Management Agreements provide that, if any amount, right or benefit paid or payable to the executive under his or her Senior Management Agreement or any other plan, program or arrangement would constitute an “excess parachute payment” under Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, then the amount of payments payable to the executive under his or her Senior Management Agreement will be reduced to the extent necessary so that no portion of such payments is subject to such excise tax.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The estimated amount payable or provided to each named executive officer in each situation is summarized below. These estimates are based on the assumption that the various triggering events occurred on the last day of 2018, along with other material assumptions noted below. The actual amounts that would be paid to a named executive officer upon termination or a change of control can only be determined at the time the actual triggering event occurs. The estimated amount of compensation and benefits described below does not take into account compensation and benefits that a named executive officer has earned prior to the applicable triggering event, such as equity awards that have previously vested in accordance with their terms or vested benefits otherwise payable under our compensation programs.

The following table and summary set forth potential payments we would be required to make to our named executive officers upon termination of employment or change of control. The table assumes termination of employment on December 31, 2018 and uses a share price of $51.31, the closing price of our stock on December 31, 2018.

Name	Benefit	Voluntary Termination/ Retirement ($)	Termination without Cause or resignation For Good Reason ($)	Permanent Disability or Death ($)	Involuntary Termination Following Change of Control ($)
James H. Roth	Salary	0	1,800,000	0	2,250,000
	Bonus	0	1,980,000	0	2,475,000
	Pro rata bonus (1)	0	1,161,270	990,000	1,161,270
	Equity acceleration (2)	0	0	5,953,623	5,953,623
	Benefits continuation	0	29,434	7,359	36,793
	Cutback (3)	0	0	0	-713,859
	Total Value	0	4,970,704	6,950,982	11,162,827
C. Mark Hussey	Salary	0	1,125,000	0	1,500,000
	Bonus	0	1,125,000	0	1,500,000
	Pro rata bonus (1)	0	879,750	750,000	879,750
	Equity acceleration (2)	0	0	4,119,485	4,119,485
	Benefits continuation	0	22,074	7,358	29,432
	Cutback (3)	0	0	0	-1,694,606
	Total Value	0	3,151,824	4,876,843	6,334,061
John D. Kelly	Salary	0	400,000	0	600,000
	Bonus	0	280,000	0	420,000
	Pro rata bonus (1)	0	328,440	280,000	328,440
	Equity acceleration (2)	0	0	927,140	927,140
	Benefits continuation	0	13,732	6,866	20,598
	Cutback (3)	0	0	0	-671,205
	Total Value	0	1,022,172	1,214,006	1,624,973
Diane E. Ratekin	Salary	0	400,000	0	600,000
	Bonus	0	200,000	0	300,000
	Pro rata bonus (1)	0	234,600	200,000	234,600
	Equity acceleration (2)	0	0	1,022,815	1,022,815
	Benefits continuation	0	13,732	6,866	20,598
	Cutback (3)	0	0	0	0
	Total Value	0	848,332	1,229,681	2,178,013

(1)

Pro rata bonus for termination without Cause or resignation for Good Reason is based on actual performance from 2018. For retirement eligible individuals, executive would receive the full bonus earned payable at the originally scheduled payout date consistent with other executives and thus is not included in the table. (As of 12/31/18, Ms. Ratekin satisfied the age and service retirement criteria for these programs.) See CD&A for disclosure regarding amount earned.

(2)

The acceleration of equity varies by grant and type of termination as outlined in the preceding sections. The value shown is equal to the number of accelerated shares times the closing price on the last day of the fiscal year. These amounts do not include the value of stock that continues to vest per the original schedule post termination, including:

(a)

A portion of the 2018 performance units would continue to vest for each of the named executive officers with the number of shares determined based on actual performance through December 31, 2020 and prorated for the number of days that the executive was employed during the performance period.

(b)

A portion of the 2017 performance shares would continue to vest for each of the named executive officers with the number of shares determined based on actual performance through December 31, 2019 and prorated for the number of days that the executive was employed during the performance period.

(c)

Additionally, in the event an executive qualifies for an approved retirement, they would receive continued vesting of their stock per the schedule as outlined in the grant agreements. (As of 12/31/18, Ms. Ratekin satisfied the age and service retirement criteria for these programs.)

(d)	Time-based RSAs are forfeited in the event of a termination without Cause or resignation for Good Reason.

(3)

In the event the total COC severance exceeds the IRC 280G safe harbor amount, then the executive’s cash severance is reduced to the maximum safe harbor threshold amount as to not trigger any excise tax.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2018, there were no Compensation Committee interlocks and no insider participation in Compensation Committee decisions that were required to be reported under the rules and regulations of the 1934 Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

It is the responsibility of the Audit Committee to review and approve, ratify or disapprove proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest (including all transactions required to be disclosed pursuant to the SEC’s related person disclosure requirements). In addition, it is the policy of management and board members to discuss at a meeting of the board of directors, or the appropriate board committee, those transactions requiring disclosure pursuant to the SEC’s related person disclosure requirements between Huron and a board member or a principal stockholder and members of their immediate families.

On and effective February 8, 2018, the board of directors of Huron elected Hugh E. Sawyer as a Class II Director of Huron, to serve until the May 2018 Annual Meeting, at which time he was re-elected as a director by Huron’s shareholders. Since April 2017, Mr. Sawyer has served as the President and Chief Executive Officer, as well as a director, of Regis Corporation (“Regis”), a company that owns, franchises and operates beauty salons worldwide. Prior to that, Mr. Sawyer served as a managing director at Huron.

The Company has provided general business advisory and transaction advisory services to Regis beginning in 2016. The aggregate revenues from Regis were $299,164 in 2018 and $462 through February, 2019.

In addition, Huron has a Code of Business Conduct and Ethics (the “Code of Conduct”), a copy of which is posted on our web site at www.huronconsultinggroup.com, that applies to directors and employees and their family members. The Code of Conduct, among other things, has a policy governing conflicts of interest generally and, in particular, prohibiting certain business arrangements with the Company and clients of the Company, entering into relationships that may be perceived as impairing the ability of the individual or Huron from performing his or its duties, as the case may be, in an impartial manner, and use of corporate property for improper personal gain. Any exceptions require disclosure and approval by the Chief Compliance Officer and, in the case of officers and directors, by the Audit Committee of the board of directors. The Code of Conduct also prohibits Huron from making any personal loans or guaranteeing any personal obligations of board members and executive officers.

PROPOSAL 2

TO APPROVE AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED 2012 OMNIBUS INCENTIVE PLAN

Background and Reasons for Amending the Plan

The board of directors believes that the continued growth and profitability of the Company depend on our ability to attract and retain highly qualified employees. Our Amended and Restated 2012 Omnibus Incentive Plan (the “Plan”) was approved by stockholders at our 2012 annual meeting and authorized for issuance up to 1,398,204 shares of our common stock for stock-based incentive compensation to eligible employees, non-employee directors and independent contractors. At our 2014 annual meeting, stockholders approved and authorized an additional 850,000 shares of common stock for issuance under the Plan. At our 2017 annual meeting, stockholders approved and authorized an additional 804,000 shares of common stock for issuance under the Plan. As of March 6, 2019, we had issued 1,608,392 shares of common stock under the Plan that are no longer subject to outstanding awards, 1,107,917 shares of common stock that are subject to unexercised options or unvested restricted stock awards and up to 412,660 shares that may be issued pursuant to outstanding performance share awards, leaving 451,971 shares of common stock available for grant. In addition, we have 117,680 shares of common stock that are subject to unexercised options under the 2004 Omnibus Stock Plan. The weighted average exercise price and remaining contractual life of the 154,297 total stock options outstanding from all plans were $30.52 and 2.34 years, respectively. The total number of unvested restricted stock awards and performance share awards outstanding from all plans was 1,366,280. See the summary table below.

As of March 6, 2019:
Stock options outstanding	154,297
Weighted average exercise price of stock options outstanding	$30.52
Weighted average remaining contractual life of stock options outstanding	2.34 years
Shares subject to outstanding restricted stock and other full value awards (unvested and unearned)	1,366,280
Shares remaining for grant under the existing Amended and Restated 2012 Omnibus Incentive Plan	451,971

In order to increase the number of shares of common stock available as equity compensation to our employees, non-employee directors, and independent contractors and those of our subsidiaries, our board of directors has approved an amendment to the Plan to increase the number of shares available for grant thereunder by 600,000 shares of common stock, subject to stockholder approval. We believe the additional shares authorized under the Plan will enable us to offer competitive compensation packages that reward performance while also creating a compelling reason to remain at Huron and deliver results that benefit all constituents. We annually grant a sizable portion of equity to our managing directors. (An average of 76% of total equity granted in the last three years was awarded to our managing directors; by contrast, approximately 19% of total equity granted in the last three years was awarded to our NEOs with the remaining 5% awarded to our directors and other employees.) As a professional services firm, we recognize that our managing directors are key to growing our business, generating revenue, enhancing our market reputation, and developing our people. As such, they are critical to the overall success of Huron. We use stock as both a retention tool and an incentive to encourage behaviors that will benefit our shareholders and the Company. Approximately 50% of the annual bonus compensation of our Practice Leaders and client-facing managing directors consists of restricted stock that vests over four years and is awarded based on prior year performance. We believe the amount of equity provided below the NEO level aligns the interests of our individual practices with the Company as a whole and significantly differentiates Huron’s compensation program from the programs of our competitors. Our ability to offer equity as a long-term component of compensation also helps us recruit talent that is critical for Huron’s continued growth. We believe that our ability to offer long-term equity incentives encourages a balanced focus on short-term goals, long-term goals and performance that cannot be as effectively achieved with cash awards alone.

Approval Required

The approval of the amendment to the Plan requires the affirmative vote of the holders of a majority of the total shares of common stock present in person, or represented by proxy, and entitled to vote on the proposal, provided that a quorum is represented at the meeting. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will not be considered shares entitled to vote with respect to approval of the proposal and will not be counted as votes for or against the proposal and will therefore have no effect on the outcome of the proposal. Executed proxies will be voted “FOR” the approval of the proposal, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED 2012 OMNIBUS INCENTIVE PLAN.

Description of the Plan

The summary of the material features of the Plan set forth below is qualified in its entirety by the full text of the Plan attached as Appendix A to the Proxy Statement in connection with the Company’s 2017 annual meeting of stockholders filed with the SEC on March 27, 2017. A copy of the amendment to the Plan is attached as Appendix A to this Proxy Statement.

There are several types of awards that may be granted under the Plan:

•	stock options (including both incentive stock options (“ISOs”), within the meaning of Section 422 of the Code and nonqualified options (“NQSOs”), which are options that do not qualify as ISOs);
•	SARs;
•

full value awards, which means a grant of one or more shares of common stock or a right to receive one or more shares of common stock, subject to one or more of the conditions, restrictions and contingencies determined at the time of the award; and

•	cash incentive awards.

If this proposal is approved by stockholders, there would be approximately 1,051,971 shares available for issuance under the Plan as of May 3, 2019.8

Shares subject to an award under the Plan that remain unissued upon the cancellation, surrender, exchange, forfeiture or termination of the award without having been exercised or settled will again become available for award under the Plan. In addition, to the extent an award under the Plan is paid or settled in cash, the number of shares of common stock with respect to which such payment or settlement is made shall again be available for grants of awards pursuant to the Plan. Any shares subject to an award under the Plan that are retained by us as payment of the exercise price of an option or to satisfy (A) all tax withholding obligations with respect to a stock option or stock appreciation right, or (B) tax withholding obligations in excess of the minimum required withholding amount with respect to a full value award, and any shares purchased by us using stock option exercise proceeds, will not again be made available for future grants under the Plan. Further, for stock-settled stock appreciation rights (to the extent they are utilized in the future), the shares subject to the award shall be counted against the plan reserve, regardless of the number of shares issued.

The Plan does not permit dividend payments on stock options and SARs, and requires dividends and dividend equivalents (if any) on unvested awards to be held until the underlying award is vested. The Plan adds a minimum one-year vesting requirement to all equity awards with a limited carve out of 5% of the total pool to allow for exceptions, as necessary. In addition, the Plan limits the ability of shares withheld for taxes or exercise price of an award to be returned to the Plan to be made available for future grants. The Plan provides a limit on awards to non-employee directors for any calendar year (along with cash retainer and meeting fees).

In addition, if a corporation acquired by (or combined with) Huron or any subsidiary has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for awards under the Plan and will not reduce

8	May 3, 2019 Annual Meeting of Stockholders.

the shares authorized for grant under the Plan. Any such awards may not, however, be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and may only be made to individuals who were not employees or directors of Huron or any subsidiary prior to such acquisition or combination. Notwithstanding the foregoing, such shares may not increase the number of shares available for awards of incentive stock options unless such additional share limit is approved by the shareholders in accordance with Section 422 of the Code.

The Plan will be administered by the Compensation Committee. Our executive officers and Huron’s other officers, employees numbering approximately 3,200 in total, and outside directors as of March 1, 2019, will be eligible to receive awards under the Plan at the discretion of the Compensation Committee. The Compensation Committee has the authority to administer the Plan and to exercise all of the powers and authorities specifically granted to it under the Plan as necessary or advisable in the administration of the Plan, including the authority to:

•	grant awards;
•	determine the individuals to whom, and the time or times at which, awards will be granted;
•

determine the type and number of awards to be granted, the number of shares of common stock or cash or other property to which an award may relate and the terms, conditions, restrictions and performance criteria relating to any award;

•	determine whether, to what extent and under what circumstances an award may be settled, cancelled, forfeited, exchanged or surrendered;
•	conclusively interpret the Plan and all awards;
•	prescribe, amend and rescind rules and regulations relating to the Plan;
•	determine the terms and provisions of any award agreements; and
•	make all other determinations deemed necessary or advisable for the operation and administration of the Plan.

Subject to the provisions of the Plan, the Compensation Committee may:

•	accelerate the date on which any ISO, NQSO or SAR becomes exercisable;
•	waive or amend the operation of the Plan provisions respecting exercise of an option or a SAR after termination of employment to a period no longer than 10 years from the date of grant of the award;
•	accelerate the vesting date, or waive any condition imposed by the Plan, with respect to any full value award; and
•	otherwise adjust any of the terms applicable to any award in a manner consistent with the terms of the Plan.

The Compensation Committee may delegate some of its authority under the Plan to one or more of our officers, to act on behalf of the Compensation Committee with respect to any matter that is the responsibility of the Compensation Committee, as described above, and to approve awards for certain other employees.

Our board of directors may suspend or terminate the Plan or revise or amend it in any respect, subject to stockholder approval where required to satisfy legal or applicable stock exchange requirements. No amendment may be made without the approval of our stockholders if such amendment would:

•	materially increase the benefits accruing to a participant under the Plan;
•	increase the aggregate number of shares of common stock that may be issued under the Plan;
•	modify the requirements as to eligibility to participate in the Plan; or
•	result in the repricing or buy-back of options where the exercise price of the option is greater than the then current fair market value of a share of common stock (that is, if it is “underwater”).

The Plan will terminate no later than May 1, 2027. Awards granted before the termination of the Plan may extend beyond that date in accordance with their terms.

Notwithstanding the provisions of the Plan, the Compensation Committee may grant awards to persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may be necessary or desirable to foster and promote achievement of the purposes of the Plan, subject in any specific case to applicable requirements, such as stockholder approval. Specifically, the Compensation Committee may make such modifications, amendments, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which Huron operates or has employees.

Except for adjustments pursuant to the Plan or reductions of the exercise price approved by stockholders, the exercise price of any outstanding option or SAR may not be decreased after the date of grant, nor may an outstanding option or SAR granted under the Plan be surrendered to the Company as consideration for the grant of a replacement option or SAR with a lower exercise price. Except as approved by the Company’s stockholders, in no event may any option or SAR be surrendered to the Company in consideration for a cash payment if, at the time of the surrender, the option or SAR is underwater. Finally, no repricing of an option may be made without the approval of the Company’s stockholders if approval is required under the rules of any stock exchange on which the Company’s common stock is listed.

Vesting terms of any award will be specified at the time an award is made, although vesting of an award will be accelerated if a participant’s employment is terminated by Huron or its successor for reasons other than cause within 12 months of a change of control or if the Plan is terminated within 12 months of a change of control without provision for the continuation of outstanding awards. In addition, if a participant is terminated for cause, all of that person’s outstanding unexercised awards will expire on the date prior to the termination. Except for awards that do not exceed 5% of the total number of shares reserved for issuance under the Plan, in no event will the required period of service for full vesting be less than one year (subject, to the extent provided by the Compensation Committee, to acceleration of vesting in the event of a participant’s death, disability, or change of control).

Under the Plan, the maximum number of shares of stock that may be granted to any participant during any calendar year period with respect to full value awards that are intended to be performance-based compensation shall not exceed 500,000 shares in the aggregate (subject to equitable adjustment as provided). The maximum number of shares of stock to which ISOs relate that may be granted to any participant under the Plan is 325,000 (subject to equitable adjustment as provided). In addition, the maximum amount payable to any person for any 12-month performance period with respect to a cash incentive award that is intended to be performance-based compensation, which we discuss in further detail in the next subsection, is $10,000,000. Finally, for any participant who is an outside director, the aggregate grant date fair value of awards granted to such individual during any calendar year, along with any regular cash retainer or meeting fees paid to such participant during such calendar year, will not exceed $1,500,000.

Performance Criteria

The exercisability or payment of awards may be based upon one or more of the following business criteria as established by the Compensation Committee:

•	return on total stockholder equity;
•	earnings or book value per share of Company common stock (“EPS”);
•	adjusted EPS;
•	net income (before or after taxes);
•	earnings before all or any interest, taxes, depreciation and/or amortization (“EBIT,” “EBITA” or “EBITDA”) measured as a dollar amount or a percentage of revenue;
•	adjusted EBITDA measured as a dollar amount or a percentage of revenue;
•	return on assets, capital or investment;
•	market share;
•	market capitalization;
•	cost reduction goals;
•	levels of expense, costs or liabilities;
•	department, division or business unit level performance;
•	operating income;
•	sales or revenues;
•	stock price appreciation;
•	total stockholder return (TSR);
•	implementation or completion of critical projects or processes;
•	days sales outstanding (DSO);

•	financial coverage ratios;
•	other non-GAAP financial measures; and
•	any combination of the foregoing.

These business criteria may be applied to results including or excluding discontinued operations, expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, an affiliate of the Company, or a department, division or strategic business unit of the Company and/or one or more affiliates of the Company. The business criteria also may be applied to the performance of the Company and/or one or more affiliates of the Company relative to a market index, a group of other companies or a combination thereof, as determined by the Compensation Committee. The business criteria may be subject to:

•	a threshold level of performance below which no payment will be made (or no vesting will occur);
•	levels of performance at which specified payments will be made (or specified vesting will occur); and
•	a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

Each of the business criteria will be determined, where applicable, in accordance with generally accepted accounting principles and will be subject to certification by the Compensation Committee. The Compensation Committee has the authority to make equitable adjustments to the business criteria in recognition of:

•	special, unusual or non-recurring events affecting the Company or any of its affiliates or the financial statements of the Company or any of its affiliates;
•	changes in applicable laws or regulations;
•

gains, losses or expenses determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles;

•	asset write-downs;
•	litigation, claim judgments, settlements or restatement related expenses;
•	accruals for reorganization and restructuring programs;
•	acquisitions or divestitures (including expenses related thereto);
•	foreign exchange gains and losses;
•	non-cash interest; and
•	an event either not directly related to the operations of the Company or not within reasonable control of the Company’s management.

Tax Consequences

The following provides only a general description of the application of U.S. federal income tax laws to certain awards under the Plan. This discussion is intended for the information of our stockholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply, including in the case of variations in transactions that are permitted under the Plan (such as payment of the exercise price of an option by surrender of previously acquired shares of common stock). This summary does not address in any detail the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.

We generally will be entitled to withhold any required taxes in connection with the exercise or payment of any award, and may require the participant to pay such taxes as a condition to the exercise or payment of an award. ISOs may only be granted to our employees and employees of certain of our subsidiaries.

Stock Options. ISOs and NQSOs are treated differently for federal income tax purposes. ISOs are intended to satisfy the requirements of Section 422 of the Code. NQSOs need not satisfy such requirements.

Generally, a participant is not taxed on the grant of an ISO and is not taxed on the exercise of an ISO, except as described in the next sentence and provided that the participant has been an employee of the Company and its subsidiaries (determined in accordance with Internal Revenue Code rules) from the date the ISO was granted until three months before the date of exercise. The difference between the exercise price and the fair market value of the shares on the exercise date, however, will be a preference item for purposes of the alternative minimum tax, and thus a participant could be subject to the alternative minimum tax as a result of the exercise of an ISO. If a participant holds the shares acquired upon exercise of an ISO for at least two years following the ISO grant date and at least one year following exercise, the participant recognizes capital gain (or loss, as applicable), if any, upon a subsequent disposition of such shares. The measure of the gain is the difference between the proceeds received on disposition and the participant’s basis in the shares (which generally equals the exercise price).

If a participant disposes of shares acquired pursuant to exercise of an ISO before satisfying the one-year and two-year holding periods described above, then: (i) if the proceeds received exceed the exercise price of the ISO, the participant will recognize long-term or short-term capital gain (as applicable) equal to the excess, if any, of the proceeds received over the fair market value of the shares on the date of exercise, and will recognize ordinary income equal to the excess, if any, of the lesser of the proceeds received or the fair market value of the shares on the date of exercise over the exercise price of an ISO; or (ii) if the proceeds received are less than the exercise price of the ISO, the participant will recognize a capital loss equal to the excess of the exercise price of the ISO over the proceeds received.

We are not entitled to an income tax deduction on the grant or exercise of an ISO or on the participant’s disposition of the shares after satisfying the holding period requirements described above. If the holding periods are not satisfied, we will be entitled to a deduction (subject to the limit under Section 162(m) of the Code discussed below) in the year the participant disposes of the shares in an amount equal to the ordinary income recognized by the participant.

A recipient generally will not realize any taxable income upon the grant of an NQSO. Upon exercise of an NQSO, the participant will realize ordinary income in an amount generally measured by the excess, if any, of the fair market value of the shares on the date of exercise over the stock option exercise price. We will generally be entitled to a deduction (subject to the limit under Section 162(m) of the Code) in the same amount as the ordinary income realized by the participant. Upon the sale of shares acquired upon exercise of an NQSO, the participant will realize short-term or long-term capital gain or loss, depending upon the length of time the shares are held. Such gain or loss will be measured by the difference between the sale price of the shares and the fair market value on the date of exercise.

SARs. A participant generally will not realize any taxable income upon the grant of a SAR. Upon the exercise of such right, the participant will recognize ordinary income in an amount equal to the amount of cash and/or the fair market value, at the date of such exercise, of the shares received by the participant as a result of such exercise. We will generally be entitled to a deduction (subject to the limit under Section 162(m) of the Code) in the same amount as the ordinary income realized by the participant.

Full Value Awards. If a restriction on transferability and substantial risk of forfeiture applies to shares of common stock or other property actually distributed to a participant under an award (such as, for example, a grant of restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the transferred amounts at the earliest time either the transferability restriction or risk of forfeiture lapses. In the usual case, we can claim a tax deduction (subject to the limit under Section 162(m) of the Code) in an amount equal to the ordinary income recognized by the participant, except as discussed below. A participant may elect to be taxed at the time of grant of restricted stock or other property rather than upon lapse of restrictions on transferability or the risk of forfeiture, but if the participant subsequently forfeits such shares of common stock or property he or she would not be entitled to any tax deduction, including as a capital loss, for the value of shares of common stock on which he or she previously paid tax.

If no substantial risk of forfeiture applies to property distributed to a participant, the participant generally must recognize ordinary income equal to the fair market value of shares of common stock actually received.

If an award does not consist of property (such as stock units), the participant generally must recognize ordinary income for U.S. income tax purposes when the award is paid in an amount equal to the amount payable or, if the award is settled in shares of common stock, the fair market value on the date of distribution, and we would normally be entitled to a corresponding deduction (subject to the limit under Section 162(m) of the Code).

In general, under Section 162(m) of the Code, income tax deductions of publicly held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and nonqualified benefits) for certain executive officers exceeds $1.0 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any taxable year of the corporation. The exception for qualified “performance-based” compensation was eliminated by the Tax Cuts and Jobs Act of 2017 for tax years beginning on or after January 1, 2018. As a result, any new equity awards under the Plan will be subject to the $1 million deduction limitation. Under the Tax Cuts and Jobs Act, the term “covered employee” now includes any individual who served as the chief executive officer or chief financial officer at any time during the taxable year and the three other most highly compensated officers for the taxable year. Once an individual becomes a covered employee, that individual will remain a covered employee for all future years, including after termination or death.

PROPOSAL 3

ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the SEC, Huron annually is asking its stockholders to indicate their support for our named executive officer compensation, which includes the compensation discussion and analysis, the compensation tables and the related narrative disclosures, all as described in the section entitled “EXECUTIVE COMPENSATION— Compensation Discussion and Analysis.”

The vote solicited by this proposal, commonly known as “Say on Pay,” is advisory in nature and will not be binding on the board of directors, the Compensation Committee or Huron. However, the board of directors and the Compensation Committee value the opinions of our stockholders, will review the voting results and, to the extent determined appropriate, take into account the outcome of the vote during future deliberations on executive compensation arrangements.

Huron believes that its executive compensation program is structured to support Huron and its business objectives. This vote is not intended to address any one specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

The affirmative vote of the holders of a majority of the total shares of common stock, present in person or represented by proxy and entitled to vote on the proposal, is required to approve the advisory vote on the compensation arrangements of our named executive officers. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will not be considered shares entitled to vote with respect to the proposal and will not be counted as votes for or against the proposal and will therefore have no effect on the outcome of the proposal. Proxies submitted pursuant to this solicitation will be voted “FOR” the approval of the advisory vote on the compensation arrangements of our named executive officers, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION IN THIS PROXY STATEMENT.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

PricewaterhouseCoopers LLP (“PwC”), which has been the independent registered public accounting firm for the Company since its inception, has been appointed by the Audit Committee as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending December 31, 2019. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of PwC as the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the total shares of common stock present in person or represented by proxy and entitled to vote on the proposal, provided that a quorum is represented at the meeting. Abstentions will have the same effect as a vote against ratification. Broker non-votes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification and will therefore have no effect on the outcome of this proposal. Proxies submitted pursuant to this solicitation will be voted “FOR” the ratification of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

Representatives of PwC are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

AUDIT AND NON-AUDIT FEES

The following table presents fees for professional audit services rendered by PwC for the audit of the Company’s annual financial statements for the years ended December 31, 2018 and December 31, 2017, and fees for other services rendered by PwC during those periods:

	2018	2017
	(in thousands)
Audit Fees	$1,411	$1,686
Audit-Related Fees	$44	$53
Tax Fees	$140	$35
All Other Fees	$3	$3
Total	$1,598	$1,777

For fiscal year 2018, 100% of All Other Fees were approved by the Audit Committee pursuant to the de minimis exception to the preapproval requirements under 17 CFR 210.2-01(c)(7)(i)(C). These fees include $545 paid for a real estate survey provided by PwC.

Audit Fees—all services, including tax services and accounting consultation, necessary to perform an audit of the consolidated financial statements of Huron; services in connection with statutory and regulatory filings or engagements, comfort letters, statutory audits, attest services and consents; and assistance with and review of documents filed with the SEC.

Audit-Related Fees—consultation and procedures performed concerning new financial accounting and reporting standards and attest services that are not required by statute or regulations.

Tax Fees—tax compliance (review of original and amended tax returns, claims for refund and tax payment-planning services); tax planning; and other tax advice (assistance with tax audits and appeals, tax advice related to structural matters, and requests for rulings or technical advice from taxing authorities).

All Other Fees—any other work that is not audit, audit-related or a tax service.

The Audit Committee considers whether the provision of these services is compatible with maintaining the independence of the independent registered public accounting firm and has determined such services for fiscal 2018 and 2017 were compatible.

POLICY ON AUDIT COMMITTEE PREAPPROVAL OF AUDIT AND NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding preapproval of all audit and non-audit services provided by the independent registered public accounting firm.

The Audit Committee, on a periodic basis, determines certain services that have the general preapproval of the Committee. The Audit Committee must separately preapprove any services not receiving such general preapproval. Requests for such approval must be submitted by both the independent registered public accounting firm and the CFO and must include a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence. Except for those non-audit services discussed above, in 2018 no services were undertaken that were not preapproved. The Audit Committee will establish preapproved fee levels for all services to be provided by the independent registered public accounting firm. On a periodic basis, the CFO and the independent registered public accounting firm report to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.

REPORT OF THE AUDIT COMMITTEE

The primary purpose of the Audit Committee is to assist the board of directors in its general oversight of the Company’s financial reporting process. The Audit Committee conducted its oversight activities for Huron Consulting Group Inc. and subsidiaries (“Huron”) in accordance with the duties and responsibilities outlined in the Audit Committee charter.

Huron’s management is responsible for the preparation, consistency, integrity and fair presentation of the financial statements, accounting and financial reporting principles, systems of internal control and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Huron’s independent registered public accounting firm, PwC, is responsible for performing an independent audit of Huron’s financial statements and the effectiveness of internal control over financial reporting.

The Audit Committee, with the assistance and support of the Huron finance department and management of Huron, has fulfilled its objectives, duties and responsibilities as stipulated in the Audit Committee charter and has provided adequate and appropriate independent oversight and monitoring of Huron’s systems of internal control for the fiscal year ended December 31, 2018.

These activities included, but were not limited to, the following for the fiscal year ended December 31, 2018:

•	Discussed with Huron’s internal auditors their continuing work in support of examination of internal controls and financial compliance controls.
•

Reviewed and discussed with management and PwC the audited financial statements and the quarterly financial statements for the year ended December 31, 2018. Management has the primary responsibility for such financial statements.

•	Discussed with PwC the matters requiring discussion under current auditing standards.
•

Received the written disclosures and the letter from PwC in accordance with the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence.

In reliance on the Committee’s review and discussions of the matters referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in Huron’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the Securities and Exchange Commission.

H. Eugene Lockhart, Chairman

John McCartney

John S. Moody

SUBMISSION OF STOCKHOLDER PROPOSALS

In order to be included in the Company’s proxy statement relating to its next annual meeting, stockholder proposals must be received no later than November 23, 2019 by the Corporate Secretary at the Company’s principal executive offices. Pursuant to the Company’s bylaws, stockholders who intend to present an item for business at the next annual meeting (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide notice to the Corporate Secretary no earlier than January 4, 2020 and no later than February 3, 2020. Notice of stockholder proposals must contain the information required by the Company’s bylaws. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the 1934 Act.

OTHER MATTERS

Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business that persons, other than management, intend to present at the meeting. Should any other matters requiring a vote of the stockholders arise, the proxies in the enclosed form confer discretionary authority on the board of directors to vote on any other matter proposed by stockholders in accordance with their best judgment.

The Company will bear the cost of soliciting proxies. The Company has retained Innisfree M&A Incorporated to provide general advice and potential assistance in the solicitation process for a fee of approximately $50,000, plus reasonable out-of-pocket expenses. In addition, to the extent necessary, proxies may be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s shares. The Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the common stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

By Order of the Board of Directors

Diane E. Ratekin Executive Vice President, General Counsel and Corporate Secretary

Chicago, Illinois

March 22, 2019

Appendix A

AMENDMENT TO THE HURON CONSULTING GROUP INC. AMENDED AND RESTATED 2012 OMNIBUS INCENTIVE PLAN

THIS AMENDMENT (this “Amendment”) to the Huron Consulting Group Inc. Amended and Restated 2012 Omnibus Incentive Plan, as amended from time to time (the “Plan”) is adopted by the Board of Directors (the “Board”) of Huron Consulting Group Inc., a Delaware corporation (the “Company”), on March 13, 2019, effective as of the date of the Company’s Annual Meeting of Stockholders that occurs in 2019, provided that it is approved by the Company’s stockholders on that date (the “Amendment Date”). Any capitalized terms used and not defined herein shall have the meanings set forth in the Plan.

WHEREAS, pursuant to Section 16 of the Plan, the Board may at any time revise or amend the Plan, provided that no amendment to the Plan will be made without the approval of the Company’s stockholders if such amendment would increase the aggregate number of shares of Common Stock that may be issued under the Plan; and

WHEREAS, the Board has determined to amend the Plan in the manner set forth below, subject to approval by the stockholders.

NOW, THEREFORE, the Plan is hereby amended as follows, subject to approval by the stockholders:

1. The first sentence of Section 4(b) of the Plan is hereby amended and restated in its entirety as follows:

“Shares Available for Awards. Subject to the terms and conditions of the Plan, the number of shares of Common Stock reserved for issuance under the Plan shall be 3,652,204 shares (comprised of: (i) the 1,398,204 shares of Common Stock authorized under the Plan as originally adopted, (ii) an additional 850,000 shares of Common Stock authorized in the amendment and restatement of the Plan effective May 2, 2014, (iii) an additional 804,000 shares of Common Stock authorized in the amendment and restatement of the Plan effective May 1, 2017, and (iv) an additional 600,000 shares of Common Stock authorized in the amendment of the Plan effective May 3, 2019), subject to adjustment as provided herein.”

2. This Amendment shall be and, as of the Amendment Date, is hereby incorporated in and forms a part of the Plan.

3. This Amendment and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without reference to its principles of conflicts of law.

4. Except as amended above, the Plan shall remain in full force and effect.

Your vote matters – here’s how to vote! You may vote online instead of mailing this card.

Votes submitted electronically must be received by 1:00am, Central Time, on May 3, 2019

Online Go to www.envisionreports.com/HURN or scan the QR code — login details are located in the shaded bar below.

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/HURN

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 – 4.
1.	Election of Directors:	For	Withhold				For	Withhold		For	Withhold		+
	01 - John McCartney	☐	☐	02 - James H. Roth			☐	☐	03 - Ekta Singh-Bushell	☐	☐
				For	Against	Abstain					For	Against	Abstain
2.	To approve an amendment to the Company’s Amended and Restated 2012 Omnibus Incentive Plan.			☐	☐	☐	3.	An advisory vote to approve the Company’s executive compensation.			☐	☐	☐
4.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.			☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

∎	3 3 D V	+
030JVC

2019 Annual Meeting Admission Ticket

2019 Annual Meeting of Huron Consulting Group Inc. Stockholders

Friday, May 3, 2019, 11:00 a.m. Central Time

550 West Van Buren Street, 17th Floor

Chicago, Illinois 60607

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The material is available at: www.envisionreports.com/HURN

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/HURN

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Huron Consulting Group Inc.	+

Notice of 2019 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — Friday, May 3, 2019

James H. Roth and Diane E. Ratekin, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Huron Consulting Group Inc. to be held on May 3, 2019 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all nominees and FOR items 2 through 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address — Please print new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark box to the right if you plan to attend the Annual Meeting.	☐

∎	+